Exhibit 2.1
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
Between
GTSI CORP.
and
INFORMATION SYSTEMS CONSULTING GROUP, INC.
dated
August 15, 2011

STOCK PURCHASE AGREEMENT

1. PURCHASE PRICE	1
1.1 Purchase and Sale of the Shares, and Purchase Price	1
1.2 Closing and Payments at the Closing	1
1.3 Determination of Actual Net Working Capital	3
1.4 Working Capital Adjustment to Purchase Price	3
1.5 Calculations of Net Working Capital	4
1.6 Adjustment to Purchase Price for Reserves	4
1.7 Payments on or Before Closing	4
1.8 Form of Payments	4
1.9 Escrow Arrangements	4

2. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	6
2.1 Organization	6
2.2 Authorization; Documentation	6
2.3 Ownership Percentages	7
2.4 Capitalization	7
2.5 Binding Agreement	7
2.6 No Conflicts	8
2.7 Permits	8
2.8 Compliance With Laws	8
2.9 Title to Assets	8
2.10 Condition of Personal Property	9
2.11 Accounts Receivable	9
2.12 Intellectual Property	9
2.13 Contracts	10
2.14 Litigation	12
2.15 Financial Statements; Controls	12
2.16 Liabilities	13
2.17 Tax Matters	13
2.18 Insolvency Proceedings	16
2.19 Employee Benefit Plans; ERISA	16

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2.20 Insurance	19
2.21 Environmental Matters	20
2.22 Real Estate	20
2.23 No Other Agreement To Sell	20
2.24 Transactions with Certain Persons	21
2.25 Affiliates	21
2.26 Employees and Contractors	21
2.27 Labor Relations	22
2.28 Board of Directors Approval	22
2.29 Brokers	22
2.30 Government Contract Matters	22
2.31 Bank Accounts	30
2.32 Absence of Changes	30
2.33 Transaction Payments	33
2.34 Customers and Suppliers	33
2.35 Disclosure	34

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SELLER REPRESENTATIVE	34
3.1 Authorization	34
3.2 Binding Agreement	34
3.3 Title	35
3.4 No Breach	35
3.5 Compliance With Laws; Claims	36
3.6 Insolvency Proceedings	36
3.7 Representation By Counsel	36

4. REPRESENTATIONS AND WARRANTIES OF BUYER	36
4.1 Organization	36
4.2 Necessary Authority	36
4.3 No Conflicts	37
4.4 Litigation	37
4.5 Investment Intent	37
4.6 Insolvency	37
4.7 Debarment, Suspension and Exclusion	37

5. COVENANTS OF THE COMPANY, THE SELLERS AND BUYER	37
5.1 Confidentiality	37
5.2 No Inconsistent Action	38
5.3 Obligations to Employees	38
5.4 Public Disclosure	38
5.5 Further Action	38
5.6 Benefit Plans	38

6. CONDITIONS TO BUYER’S OBLIGATIONS	40
6.1 Compliance with Covenants	40
6.2 Closing Deliverables	40
6.3 Absence of Litigation	40

7. CONDITIONS TO THE COMPANY’S AND THE SELLERS’ OBLIGATIONS	41
7.1 Compliance with Covenants	41
7.2 Closing Deliverables	41
7.3 Absence of Litigation	41

8. CLOSING DELIVERABLES	41
8.1 Closing Deliverables to be Delivered by the Company and the Sellers	41
8.2 Closing Deliverables to be Delivered by Buyer	43
8.3 Other Closing Deliverables and Actions	43

9. INDEMNIFICATION	43
9.1 Indemnification by Buyer	43
9.2 Indemnification by the Sellers	43
9.3 Supplemental Indemnification	44
9.4 Survival of Representations, Warranties and Covenants; Reliance	45
9.5 Certain Limitations on Indemnification Obligations	46
9.6 Defense of Claims	47
9.7 Non-Third Party Claims	48
9.8 Tax Treatment	48
9.9 No Right of Contribution	48
9.10 Set-off	48

9.11 Exclusive Remedy	48
9.12 No Waiver	48
9.13 Insurance	49
9.14 Recovery from the Escrow Funds	49

10. POST CLOSING MATTERS	49
10.1 Cooperation	49
10.2 Transition	49
10.3 Tax Matters	49
10.4 Release and Covenant Not to Sue	52
10.5 Accounts Receivable	52

11. SELLER REPRESENTATIVE	52
11.1 Appointment and Powers	52

12. MISCELLANEOUS	54
12.1 Certain Interpretive Matters	54
12.2 Expenses	54
12.3 Amendment; Benefit and Assignability	55
12.4 Notices	55
12.5 Waiver	56
12.6 Entire Agreement	56
12.7 Counterparts; Electronic Signature	56
12.8 Severability	56
12.9 Choice of Law; Venue	57
12.10 Waiver of Jury Trial	57
12.11 No Third Party Beneficiaries	57
12.12 Section References	57
12.13 Defined Terms	59

Exhibits:

A	Escrow Agreement
B	Form of Legal Opinion
C	Forms of Non-Solicitation Agreement (Transaction)
D-1	Form of Non-Solicitation Agreement (Retention Bonus)
D-2	Form of Non-Solicitation Agreement (Performance Bonus)
Schedules:

1	Sellers
1.9(b)	Post-Closing Bonuses
2.1(a)	Organization
2.4	Capitalization
2.6	No Conflicts
2.7	Permits
2.9	Title to Assets
2.10	Condition of Personal Property
2.11	Accounts Receivable
2.12	Intellectual Property
2.13	Contracts
2.15	Financial Statements; Controls
2.17	Tax Matters
2.19	Employee Benefit Plans; ERISA
2.20(a)	Insurance
2.22	Real Estate
2.24	Transactions with Certain Persons
2.26(a)	Employees
2.26(b)	Contractors
2.27	Labor Relations
2.29	Brokers
2.30	Government Contracts and Bids
2.30(f)	Backlog and Government Property
2.30(g)	Security Clearances
2.31	Bank Accounts
2.32	Absence of Changes
2.33	Transaction Payments
2.34	Customers and Suppliers
5.6(b)	Benefit Plans
9.3(e)	Special Indemnity
KP	Key Personnel

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 15, 2011, by and among GTSI Corp., a Delaware corporation (“Buyer”), Information Systems Consulting Group, Inc., a Virginia corporation (“Company”), those Persons listed on Schedule 1 hereto (collectively, “Sellers”), and William J. Johnson, Jr., as a representative of all of the Sellers (the “Seller Representative”).
RECITALS
A. The Sellers collectively own all of the issued and outstanding capital stock of the Company, consisting of 4,550 shares of common stock, no par value (“Common Stock”). All of the Common Stock outstanding as of the Closing is referred to as the “Shares.”
B. The Sellers desire to sell and convey the Shares to Buyer, and Buyer desires to purchase the Shares from the Sellers, upon the terms and conditions set forth in this Agreement.
C. The Shares that are to be sold and conveyed to Buyer pursuant to this Agreement constitute all of the issued and outstanding equity securities of the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. PURCHASE PRICE.
1.1 Purchase and Sale of the Shares, and Purchase Price. On the terms and subject to the conditions of this Agreement, at the Closing the Sellers will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from the Sellers, the Shares (which collectively represent all of the outstanding capital stock of the Company). In full payment for the Shares and in consideration of the Sellers’ covenants and agreements in this Agreement and the other Transaction Documents, Buyer will pay or cause to be paid at the Closing (the “Closing Payment”), in the manner described in Section 1.2(b), (a) $15,000,000 minus (b) the Estimated Working Capital Deficit (if any), plus (c) the Estimated Working Capital Excess (if any), minus (d) the Seller Expenses paid in accordance with Section 1.2(b)(i), minus (e) the amount of Debt, minus (f) the Escrow Amount. The term “Purchase Price” means $15,000,000 plus or minus the Estimated Working Capital Excess or Estimated Working Capital Deficit, as the case may be, plus or minus the Spread, as paid in accordance with Section 1.4), and minus the Escrow Bonus Amount.
1.2 Closing and Payments at the Closing.
(a) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, on the date hereof (such date, the “Closing Date”). By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile with exchange of original signatures by overnight mail. To the extent permitted by Law and GAAP, for tax and accounting purposes, the parties will treat the Closing as being effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

(b) Closing Payments. At the Closing, Buyer will undertake or cause to be done the following:
(i) pay any unpaid Seller Expenses that have not been paid by the Company or the Sellers prior to Closing (provided that the amount of any such payments will be deducted from the Closing Payment in accordance with Section 1.1);
(ii) pay the Debt (provided that the amount of any such payment will be deducted from the Closing Payment in accordance with Section 1.1);
(iii) deposit the Escrow Amount to an escrow account pursuant to the terms of the Escrow Agreement, in substantially the form attached hereto as Exhibit A;
(iv) pay to each of the Sellers their respective portion of Closing Payment in an amount equal to the product of (1) the Closing Payment multiplied by (2) such Seller’s Ownership Percentage. The foregoing payments at Closing will be made to such Persons and to such accounts as set forth in the Flow of Funds Memorandum.
(c) Flow of Funds Memorandum. The Company and the Seller Representative have prepared and delivered to Buyer a certificate signed by the Company and the Seller Representative certifying the Company’s and the Seller Representative’s good faith estimate (including all calculations in reasonable detail) of: (i) the Estimated Working Capital Deficit or Estimated Working Capital Excess, if any; (ii) the amount of Debt as of the Closing Date together with payoff letters from all the Company’s lenders, (iii) the amount of unpaid Seller Expenses to be paid at the Closing, and (iv) the amount of the Closing Payment to be paid to each Seller (such statement, the “Flow of Funds Memorandum”), which certificate is acceptable to Buyer. These calculations will be used in connection with Buyer’s payments described in this Section 1.2. The Flow of Funds Memorandum must also contain wire instructions for all of the forgoing payments (or instructions to pay certain amounts by check) and all of the other payments referenced in this Section 1.2.
(d) Preliminary Adjustment to Closing Payment. No later than two (2) days prior to the Closing Date, the Company shall deliver to Buyer an estimated unaudited balance sheet of the Company as of the Closing Date (“Estimated Closing Date Balance Sheet”), which includes a calculation of the Net Working Capital (“Estimated Net Working Capital”), which for the avoidance of doubt will exclude any receivables written off or determined by the Company to be uncollectible. If the Estimated Net Working Capital, as set forth in the Estimated Closing Date Balance Sheet, is less than the Target Working Capital, then the Closing Payment will be reduced on a dollar-for-dollar basis equal to the amount of the deficiency (the “Estimated Working Capital Deficit”), and if the Estimated Net Working Capital, as set forth in the Estimated Closing Date Balance Sheet, is more than the Target Working Capital, then the Closing Payment will be increased on a dollar-for-dollar basis equal to the amount of the excess (the “Estimated Working Capital Excess”). The Purchase Price will thereafter be subject to adjustment as provided in this Agreement, including Section 1.3 and Section 1.4. For the sake of clarity, any adjustment to the Purchase Price in connection with this Section 1.2(d) or Section 1.4 will not be used in calculating whether either the Basket Amount has been met or the maximum aggregate indemnification limitations set forth in Section 9.5(b) have been met.

1.3 Determination of Actual Net Working Capital. Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to the Seller Representative a certificate (the “NWC Certificate”), signed by Buyer, certifying Buyer’s good faith determination of the actual Closing Balance Sheet and Net Working Capital, and identifying any adjustments to the Purchase Price as a result of such amounts being greater or less than the amount of Estimated Net Working Capital set forth on the Flow of Funds Memorandum, taking into account the adjustments in Section 1.2(d). The sixty-day period for Buyer to prepare the NWC Certificate may be extended at Buyer’s option by fifteen (15) days upon notice from Buyer to the Seller Representative. If the Seller Representative does not object to the calculation of actual Net Working Capital in the NWC Certificate within thirty (30) days after the Seller Representative’s receipt thereof, or accepts Buyer’s determination of the Net Working Capital as set forth in the NWC Certificate during such thirty (30) day period, then the Purchase Price will be adjusted as set forth in the NWC Certificate, and payment made in accordance with Section 1.4. If the Seller Representative objects to the calculation of actual Net Working Capital in the NWC Certificate, then the Seller Representative must notify Buyer in writing of such objection within thirty (30) days after the Seller Representative’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection, an “Objection Notice”). During such thirty (30) day period, Buyer will permit the Seller Representative and his or her agents access to such work papers relating to the preparation of the NWC Certificate, as may be reasonably necessary to permit the Seller Representative to review in detail the manner in which the NWC Certificate was prepared, and all information received pursuant to this Section 1.3 will be kept confidential pursuant to Section 5.1(b) by the party receiving it. Buyer and the Seller Representative will thereafter negotiate in good faith to resolve any such objections. If Buyer and the Seller Representative are unable to resolve all of such differences within twenty (20) calendar days of Buyer’s receipt of the Objection Notice, then upon request of either party the parties will resolve the dispute by way of the Dispute Resolution Procedure.
1.4 Working Capital Adjustment to Purchase Price. The Net Working Capital amount determined in accordance with Section 1.3 (the “Actual Net Working Capital”) will be used to calculate post-Closing adjustments to the Purchase Price, as follows:
(a) if the Actual Net Working Capital exceeds the Estimated Net Working Capital, then Buyer will pay to Sellers an amount equal to the Spread;
(b) if the Estimated Net Working Capital exceeds the Actual Net Working Capital, then the Sellers will pay to Buyer an amount equal to the Spread; and
(c) if (i) Buyer is required to pay an amount to the Sellers under this Section 1.4, then Buyer will pay such required amount within three (3) Business Days after the date on which Actual Net Working Capital is finally determined pursuant to Section 1.3 above, and (ii) the Sellers are required to pay an amount to Buyer under this Section 1.4, then Sellers will pay such required amount within three (3) Business Days after the date on which Actual Net Working Capital is finally determined pursuant to Section 1.3 above.

1.5 Calculations of Net Working Capital. The parties acknowledge that the Company may not have complied with GAAP prior to the Closing Date. Notwithstanding the foregoing, the parties agree that all calculations of Net Working Capital, including the Estimated Working Capital contained in the Estimated Closing Date Balance Sheet and the actual Net Working Capital certified in the NWC Certificate shall be calculated in accordance with GAAP, on a basis consistent with past practice but only to the extent consistent with GAAP, except to the extent expressly provided in the definition of Net Working Capital.
1.6 Adjustment to Purchase Price for Reserves. The parties acknowledge that the Company has included in its Financial Statements a reserve of $478,054 (the “DCAA Reserve”) for potential adjustments to the amounts billed and collected by the Company once rates for its contracts are finally determined by the IRS. In the event that the DCAA Reserve exceeds the amount of the adjustment as finally determined by the IRS, those funds will be distributed to the Sellers on a pro rata basis based on each Seller’s Ownership Percentage within five (5) Business Days after such final determination. In the event that the DCAA Reserve is less than the amount of the adjustment as finally determined by the IRS, then Sellers shall pay the difference within five (5) Business Days after such final determination.
1.7 Payments on or Before Closing. The Company must pay, on or before the Closing, any payments required to be paid to employees in connection with any retention plan or agreement of the Company that exists prior to Closing, but excluding the Post-Closing Bonuses set forth on Schedule 1.9(b).
1.8 Form of Payments. Except as expressly provided herein, all payments under this Agreement will be made by delivery to the recipient by depositing, by check or wire transfer, the required amount (in immediately available funds in United States currency) in an account of the recipient, which account will be designated by the recipient in writing prior to the date of the required payment unless otherwise expressly provided, all payments to be made to Sellers will be paid in a pro rata basis based on each Seller’s Ownership Percentage.
1.9 Escrow Arrangements.
(a) The Escrow Amount shall be held, invested and distributed in accordance with the terms of the Escrow Agreement and in accordance with this Article 1.
(b) The Seller Representative and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, in accordance with Section 1.9(g), from the Escrow Bonus Funds transaction bonus payments to certain employees of the Company and in such amounts and at such times as are set forth on Schedule 1.9(b) (each such bonus payment, a “Post-Closing Bonus” and collectively, the “Post-Closing Bonuses”), which Post-Closing Bonuses shall not be payable unless the employee has delivered to the Company a Non-Solicitation Agreement in substantially the forms attached hereto as Exhibit D-1 or Exhibit D-2, as specified in Schedule 1.9(b).
(c) In the event that any Post-Closing Bonus is not paid in accordance with Section 1.9(b), the Seller Representative and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse the remaining amounts, if any, of such Post-Closing Bonuses to the Sellers on a pro rata basis based on each Seller’s Ownership Percentage at such times as are set forth in Schedule 1.9(b).

(d) On the twelve (12) month anniversary of the Closing Date, or if such date is not a Business Day, the first Business Day thereafter (such Business Day, the “First Scheduled Release Date” ), the Seller Representative and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, in accordance with Section 1.9(g), from the Escrow Indemnity Funds, an amount (not less than zero) equal to (i) $750,000, minus (ii) any amounts paid to Buyer from the Escrow Indemnity Funds, minus (iii) the sum (without duplication) of all Claims pursuant to Article 9 that remain unresolved or unpaid as of the First Scheduled Release Date.
(e) On the eighteen (18) month anniversary of the Closing Date, or if such date is not a Business Day, the first Business Day thereafter (such Business Day, the “Second Scheduled Release Date” ), the Seller Representative and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, in accordance with Section 1.9(g), from the Escrow Indemnity Funds, an amount (not less than zero) equal to (i) the amount of the Escrow Indemnity Funds as of the Scheduled Release Date, minus (ii) the sum (without duplication) of all Claims pursuant to Article 9 that remain unresolved or unpaid as of the Second Scheduled Release Date (such aggregate amount, the “Delayed Release Amount”). If, after the Second Scheduled Release Date, all or any portion of the Delayed Release Amount is finally determined not to be owed to the Buyer Parties on behalf of which, or for whose account, the related Claims pursuant to Article 9 that remain unresolved or unpaid have been made pursuant to this Agreement, the Seller Representative and Buyer shall, within five (5) Business Days after such final determination, cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to, or disburse, in accordance with Section 1.9(g), from the Escrow Funds, such amount, but only to the extent not in excess of (I) the amount of the Escrow Indemnity Funds determined as of the date of such release or disbursement, minus (II) the sum (without duplication) of all Claims pursuant to Article 9 that remain unresolved or unpaid as of the date of such release or disbursement.
(f) As more fully set forth in the Escrow Agreement, distributions from the Escrow Account of dividends, interest, distributions and other income on balances in the Escrow Account shall be made net of any losses on investments on balances in the Escrow Account, pursuant to the applicable provisions of the Escrow Agreement.
(g) Any amounts distributed in accordance with Section 1.9(b) and/or Section 1.9(c) shall be paid by the Escrow Agent from the Escrow Bonus Funds in the Escrow Account pursuant to the written payment instructions of Buyer and Sellers delivered to the Escrow Agent in accordance with the Escrow Agreement. Subject to Article 9 hereof, any amounts distributed in accordance with Section 1.9(d) or Section 1.9(e) shall be paid by the Escrow Agent from the Escrow Indemnity Funds in the Escrow Account pursuant to the written payment instructions of Buyer and Sellers delivered to the Escrow Agent in accordance with the Escrow Agreement. In no event shall any amounts to be distributed in accordance with Section 1.9(d) or Section 1.9(e) be paid by the Escrow Agent from the Escrow Bonus Funds.

2. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. Each of the Company and each Seller, jointly and severally, represents and warrants to Buyer as follows (subject to the statements contained in the particular schedule of the Disclosure Schedules corresponding to the sections below):
2.1 Organization.
(a) The Company is a corporation duly formed, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be qualified or registered can be cured without material cost or expense. The Company is qualified or registered to do business in each jurisdiction listed on Schedule 2.1(a). The address of the Company’s principal office and all of the Company’s additional places of business are listed on Schedule 2.1(a). Except as set forth on Schedule 2.1(a), during the past five (5) years, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of the Assets. Schedule 2.1(a) lists all current directors and officers of the Company, showing each such person’s name and positions.
(b) The Company has never had any Subsidiaries. The Company has never acquired the equity of another Person, or a significant portion of the assets or a division of another Person.
2.2 Authorization; Documentation.
(a) The Company has the requisite corporate or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Company is a party have been duly authorized, executed, and delivered and the performance of this Agreement and the other Transaction Documents by the Company, and the Company’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or other action of the Company.
(b) The copies of the Company’s Charter and Governing Documents, which will be provided to Buyer at the Closing, are true, complete and correct copies of the Company’s Charter and Governing Documents, as amended through and in effect on the date hereof and as of the Closing Date. The minute books and records of the proceedings of the Company, copies of which have been provided to Buyer and originals of which will be delivered to Buyer on the Closing Date contain complete records of all material actions taken at any meeting of the Company’s shareholders, Board of Directors or any committee thereof and all written consents in lieu of such meetings, and are true, correct and complete in all material respects. There have been no changes, alterations or additions to such minute books and records of the proceedings of the Company on or prior to the Closing Date that have not been provided to Buyer.

2.3 Ownership Percentages. Schedule 1 sets forth all of the issued and outstanding Shares and the beneficial and record owners of such Shares and the Ownership Percentage of each Seller, and is true and correct in all respects.
2.4 Capitalization.
(a) The authorized equity securities of the Company consists of 5,000 shares of common stock, no par value, of which 4,550 shares are issued and outstanding. Schedule 2.4(a) sets forth all Shares issued by the Company since its inception. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. The Shares to be delivered by the Sellers to Buyer pursuant to this Agreement constitute all outstanding equity securities of the Company. All of the capital stock of the Company (A) have been duly and validly issued; (B) are fully paid and nonassessable; and (C) were not issued or transferred in violation of any preemptive rights or rights of first refusal or first offer. All of the Shares and other securities of the Company have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable securities Laws. Except as set forth on Schedule 2.4(a), there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Shares. Set forth on Schedule 2.4(a) is a true, complete and accurate list of all Persons that are entitled to such rights, or parties to such agreements or understandings.
(b) Except as set forth on Schedule 2.4(b), there are no outstanding preemptive rights or rights of first refusal or first offer, nor are there any Contracts or restrictions to which the Company or any Seller is a party or by which the Company or any Seller is bound relating to any of the Shares or any other equity securities of the Company, whether or not outstanding; to the extent permitted by Applicable Law, the Sellers and the Company have waived (or hereby waive) any and all such rights. The Company has never issued Options.
2.5 Binding Agreement. This Agreement has been duly executed by the Company and delivered to Buyer, and (assuming this Agreement constitutes a valid, legal and binding obligation of Buyer) constitutes the legal, valid and binding agreement of the Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by the Company, each other Transaction Document to which the Company is, or is specified to be, a party, will be duly and validly executed by the Company and delivered to Buyer on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

2.6 No Conflicts. Except as set forth on Schedule 2.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company and each Seller do not and will not (A) violate or conflict with the Company’s Governing Documents, any resolution adopted by the shareholders of the Company or the Board of Directors of the Company, or any material Law or Order to which the Company, the Assets or the Shares are subject, (B) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the provisions of any Contract to which the Company is a party or by which the Company, the Assets or the Shares may be bound, (C) result in the imposition of a Lien on any of the Shares or the Assets or (D) require any filing with, or Permit, or the giving of any notice to, any Governmental Authority or other Person.
2.7 Permits. The Company owns or possesses all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted. All Permits of the Company are listed on Schedule 2.7 and are valid and in full force and effect and the Company is in full compliance with the terms and conditions of such Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to Company’s Knowledge, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration or termination in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. The Company has not received any notice (written or otherwise) or any other communication from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.
2.8 Compliance With Laws. The Company has complied in all material respects with all Laws of any Governmental Authority applicable to the Company, its business, the Shares or the Assets. Notwithstanding anything to the contrary herein, no representation or warranty is made pursuant to this Section 2.8 with respect to the Company’s compliance with (i) Laws specifically covered by Section 2.4, as to which the exclusive representations and warranties of the Company are set forth in Section 2.4, (ii) Laws specifically covered by Section 2.17, as to which the exclusive representations and warranties of the Company are set forth in Section 2.17, (iii) Laws specifically covered by Section 2.19, as to which the exclusive representations and warranties of the Company are set forth in Section 2.19, (iv) Laws specifically covered by Section 2.21, as to which the exclusive representations and warranties of the Company are set forth in Section 2.21, and (v) Laws specifically covered by Section 2.30, as to which the exclusive representations and warranties of the Company are set forth in Section 2.30.
2.9 Title to Assets. Except as set forth on Schedule 2.9, the Company has good and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the Company’s business. Except as set forth on Schedule 2.9, immediately following the Closing, all of the Assets will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such Assets.

2.10 Condition of Personal Property. All items of Personal Property with a value greater than $2,500 are set forth on Schedule 2.10. Except as set forth in Schedule 2.10, all items of Personal Property set forth on Schedule 2.10 are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the personal property of Persons other than the Company, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to the Company. All material tangible Personal Property owned or used by the Company in the operation of the business is in good operating condition, normal wear and tear excepted, and is adequate for the operation of the business as it is currently conducted.
2.11 Accounts Receivable.
(a) All accounts receivable of the Company shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business and are valid receivables net of reserves shown thereon. All billed and unbilled accounts receivable of the Company as of August 12, 2011 are set forth on Schedule 2.11.
(b) All billed accounts receivable of the Company listed on the Estimated Closing Date Balance Sheet are, and all accounts receivable of the Company listed on the Closing Balance Sheet will be, valid receivables arising in the Ordinary Course of Business subject to no setoffs or counterclaims, and will be fully collectible (subject to any reserves reflected on the Closing Balance Sheet) within 120 days after the date of each respective invoice.
2.12 Intellectual Property.
(a) Disclosure. Schedule 2.12(a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by the Company or otherwise used or held for use by the Company. Schedule 2.12(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an annual license fee of $1,000 or less which are not required to be listed, although such licenses are “IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property, except for the Intellectual Property that is the subject of the IP Licenses.
(b) Licenses. The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. The IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has substantially performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and the Company is not, and to the Company’s Knowledge, no other party thereto is in breach or default thereunder in any respect, and to the Company’s Knowledge no event has occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. The Company does not own or exclusively license any Copyrights, Patents or Trademarks and has not applied to register any Copyrights, Patents and Trademarks.

(c) Claims. No Claim is pending or, to Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property of the Company. No item of Intellectual Property of the Company is subject to any outstanding Order, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof. The Company has not infringed upon or otherwise violated the Intellectual Property rights of third parties. To the Company’s Knowledge, no third party is infringing upon or otherwise violating any Intellectual Property of the Company. Neither the Company nor any Seller has received any notice that the Company has infringed upon or otherwise violated the Intellectual Property rights of third parties or received any Claim alleging any such infringement or violation, or has Knowledge of any basis for any such Claim.
2.13 Contracts.
(a) Schedule 2.13(a) attached hereto contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party, by which any of its properties or Assets are bound, or under which the Company otherwise has material obligations (provided that for the purposes of this Section 2.13(a), the term Contracts will not include Leases and Government Contracts, so long as such Leases and Government Contracts are disclosed on Schedule 2.22(a) or Schedule 2.30(a)(i), respectively), with each such responsive Contract identified by each corresponding category (i) — (xiii) below:
(i) any Contract with any Person listed on Schedule 2.34;
(ii) any Contract or group of related Contracts which involve expenditures or receipts by the Company that require payments or yield receipts of more than $10,000 in any twelve (12) month period or more than $25,000 in the aggregate;
(iii) any Contract with any of its officers, directors, employees, consultants or Affiliates (other than those Contracts relating to employee compensation in the Ordinary Course of Business), and not otherwise listed on Schedule 2.26(a) or Schedule 2.26(b), including all non-competition, severance, and indemnification agreements;
(iv) any agreement presently in effect for the license of any patent, copyright, trade secret or other proprietary information agreements involving the payment by or to the Company in excess of $5,000 per year;
(v) any power of attorney;
(vi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $5,000, not otherwise described in this Section 2.13(a);

(vii) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person;
(viii) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to the borrowing of money or extension of credit by or to the Company in excess of $5,000;
(ix) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations;
(x) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of the Company other than licenses of the Company’s Intellectual Property included in the Company’s form customer agreements entered into in the Ordinary Course of Business for the purchase of Company products;
(xi) any guarantees of bonds, letters of credit and financing similar structures currently in effect;
(xii) any Contract that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell Company products;
(xiii) any teaming agreement that does include therein reference to any FAR provision; and
(xiv) any other Contract that is material to the Company.
(b) All of the Company’s oral Contracts that are responsive to the categories listed above are identified in the Disclosure Schedules. All of the revenue received by the Company over the past five (5) years was received pursuant to written Contracts. True and correct copies of all the written Contracts listed in Schedule 2.13(a) have been provided to Buyer.
(c) Except for any teaming agreements listed on Schedule 2.13(c), the Company is not a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of the Company to engage in any line of business, to make use of any Intellectual Property of the Company or Company product or compete with any Person in any line of business, (ii) imposing non-solicitation restrictions on the Company, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Company including organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for current Company products, or (v) otherwise limiting or restricting the right of the Company to sell, distribute or manufacture any Company products or Intellectual Property of the Company or to purchase or otherwise obtain any software, components, parts or subassemblies.

(d) All of the Contracts listed on Schedule 2.13(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally. There exists no breach, default or violation on the part of the Company or, to Company’s Knowledge, on the part of any other party to any such Contract nor has Company received notice of any breach, default or violation. Except as expressly set forth on Schedule 2.13(d), (i) none of the counterparties to any of the Contracts listed on Schedule 2.13(a) has given notice of termination of or is seeking to amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts on the same terms applicable to such Contracts as of the date hereof. The Company has not waived any rights under any material Contract. To Company’s Knowledge, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any material Contract (other than Company) to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of the Company under any such Contract. To Company’s Knowledge, there is no reason to believe that any Contract with a customer will not remain in effect after the Closing.
2.14 Litigation. There is no (a) Claim of any nature pending or, to Company’s Knowledge, threatened, nor is there any reasonable basis for any Claim to be made, or (b) Order pending now or rendered by a Governmental Authority in the past seven (7) years, in either case (a) or (b) by or against Company, its directors, officers or equity holders (provided that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, the Shares or the Assets), the Company’s business, the Shares or the Assets. There is no Claim, Order, unsatisfied judgment or similar matter outstanding against Company, the Shares, the Company’s business or the Assets. During the past five (5) years, none of the Company’s officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
2.15 Financial Statements; Controls.
(a) Attached to Schedule 2.15(a) are correct and complete copies of (i) the audited balance sheet, income statement and statement of cash flows of the Company as of and for the fiscal year ended December 31, 2010 (including any related notes and schedules), (ii) the unaudited balance sheet of the Company as of and for the fiscal year ended December 31, 2009 (including any related notes and schedules), (iii) the unaudited income statement and statement of cash flows of the Company as of and for the fiscal year ended December 31, 2009 (including any related notes and schedules), and (iv) the unaudited balance sheet, income statement and statement of cash flows of the Company as of July 31, 2011 (the “Statement Date”) and for the seven (7) month period ended on the Statement Date (the “Interim Financial Statements” and together with the items referenced in subsections (a)(i), (a)(ii) and (a)(iii), and the Estimated Closing Date Balance Sheet, collectively, the “Financial Statements”).
(b) The Financial Statements were prepared in accordance with the books and records of the Company are true, correct and complete in all material respects, and fairly, present, in all material respects, the financial condition and the results of operations of the Company as of the respective dates thereof. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated (except that the unaudited statements do not contain footnotes required by GAAP).

(c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that provide assurance in all material respects that (i) the Company maintains no off-the-book accounts and that the Assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.
2.16 Liabilities. The Company has no, and to the Company’s Knowledge no set of circumstances exists that would be expected to result in any Claims, liabilities, indebtedness or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due (each, a “Liability” and collectively, the “Liabilities”), except (a) Liabilities that are accrued and reflected on the Interim Financial Statements, (b) Liabilities that have arisen in the Ordinary Course of Business since the Statement Date and which could not reasonably be expected to adversely affect the Company to a material extent, or (c) obligations to be performed after the date hereof under any Contracts which are required to be or are disclosed on Schedule 2.13(a), Schedule 2.22(a) or Schedule 2.30(a)(i). The Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person.
2.17 Tax Matters. Except as set forth in Schedule 2.17 (and identifying in such schedule the corresponding subsection set forth below to which such disclosure pertains):
(a) All Tax Returns required to have been filed by the Company have been timely filed and are true, correct and complete in all material respects. The Company has paid or withheld (or caused to be paid or withheld) all Taxes required to have been paid by the Company whether or not shown on any Tax Return. No Claim has been made during the past six (6) years by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(b) The Company has, within the time prescribed by law paid all Taxes shown to be due on such Tax Returns, except for such Taxes, if any, as are being contested in good faith and which are shown as a liability on the Financial Statements.
(c) The Company has provided to Buyer true, correct and complete copies of all Tax Returns filed by the Company in the past four (4) years, examination reports and statements of deficiencies issued by any Taxing Authority with respect to any of the Company’s past four (4) years.
(d) The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.
(e) None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

(f) The Company and each Affiliate of the Company is not now and has not at any time been a member of any Affiliated Group required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing of other Tax Returns on a consolidated, combined or unitary group basis.
(g) The Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar Contract (collectively, “Tax Sharing Agreements”), and does not have, by contract or otherwise, any liability for Taxes of any Person as a transferee or successor.
(h) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment of, Taxes due from or payable by the Company for any taxable period and no written or other request for any such waiver or extension is currently pending.
(i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of the Company which would have binding effect on the Company for any taxable year ending after the Closing Date.
(j) (i) No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from the Company, (ii) the Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company, (iii) to Company’s Knowledge, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Taxing Authority with any employee or representative of the Company, and (iv) all deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, or otherwise settled with the relevant Taxing Authority, or are properly reflected in the Financial Statements.
(k) Except as disclosed on Schedule 2.17(k), the Company has not made a change in method of accounting and has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require the Company to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Taxing Authority requesting permission for any such change in any accounting method of the Company and no Governmental Authority has proposed in writing any such adjustment or change in accounting method and, to Company’s Knowledge, there has been no oral proposal based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Company.
(l) The Company has withheld from its employees, independent contractors, creditors, shareholders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of Applicable Laws and has complied in all respects with all Tax information reporting provisions of all Applicable Laws. The Company is not, nor has it received any notice that it is, in violation (or with notice will be in violation) of any Applicable Law relating to the payment or withholding of Taxes.

(m) There is no Contract or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.
(n) The Company has not filed a consent under Section 341(f) of the Code.
(o) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p) There are no Liens for Taxes upon the Assets, except for statutory Liens for current Taxes not yet due. To Company’s Knowledge, there exists no pending Claim relating to Taxes that, if adversely determined, would result in any Lien on any of the Assets.
(q) The Company has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law.
(r) No property owned by the Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.
(s) The Company does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(t) Any adjustment of Taxes of the Company made by a Taxing Authority, which is required to be reported to another Taxing Authority, has been so reported.
(u) The unpaid Taxes of the Company did not, as of the Statement Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Statement Date balance sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Statement Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(v) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of an open transaction disposition made on or prior to the Closing Date, or received a prepaid amount received on or prior to the Closing Date.

(w) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(x) Neither the Company nor any Affiliate of the Company has (i) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6111 or 6112 of the Code, applicable United States Treasury Regulations or other published guidance from the Internal Revenue Service or (ii) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.
(y) No election under Regulation §301.7701-3 has ever been filed with respect to the Company or any Affiliate of the Company.
(z) Neither the Company nor any Affiliate of the Company is a party to (i) any deferred compensation arrangement subject to Section 409A of the Code that does not comply with the requirements of Sections 409A(b)(2), (3), and (4) of the Code or (ii) any Contract that could obligate it to indemnify any Person against any Taxes resulting from the application of Section 409A of the Code.
2.18 Insolvency Proceedings. None of the Company, any of the Shares or the Assets is the subject of any pending, rendered or, to Company’s Knowledge, threatened insolvency proceedings of any character. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. The Company is not insolvent and will not become insolvent as a result of entering into this Agreement.
2.19 Employee Benefit Plans; ERISA.
(a) Set forth on Schedule 2.19(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company, or with respect to which the Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (collectively, the “Benefit Plans”).

(b) With respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements. The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does Company have any liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by the Company to any Person with regard to any Benefit Plan that was not in accordance with the terms of the Benefit Plan and that could reasonably be expected to have a Material Adverse Effect.
(c) Except as set forth on Schedule 2.19(c), each Benefit Plan is and has been operated at all times in material compliance with all Applicable Laws, including ERISA and the Code. Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype or volume submitter plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by Applicable Law. Except as set forth on Schedule 2.19(c), no fact exists which could adversely affect the tax-qualified status of any such Benefit Plans or the tax-exempt status of such trusts. The preceding sentence does not apply to any deferred compensation plan or incentive compensation plan, which are not intended to be and are not “qualified” plans within the meaning of Section 401(a) of the Code.
(d) With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Seller has provided (or have caused the Company to have provided) to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan documents and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports, if applicable; (vi) the most recent approval letter received from the IRS, if applicable; (vii) the most recent actuarial valuation, if applicable; and (viii) all communications with any Governmental Authority, a list of which (i) — (viii) is set forth in Schedule 2.19(d).
(e) With respect to each Benefit Plan: (i) such Benefit Plan has been administered and enforced in material conformity with its terms and the applicable provisions of the Code and ERISA, except as set forth in Schedule 2.19(e); (ii) to Company’s Knowledge, no breach of fiduciary duty has occurred; (iii) no Claim is pending, or to Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administrative exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements.

(f) No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. No Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company does not maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. The Company does not currently maintain and has never maintained, and is not required currently and has never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.
(g) There is no arrangement under any Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company or Buyer will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(h) With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than to the extent required by Section 4980B of the Code); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. With respect to each Benefit Plan that is a group health plan, the Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
(i) Except as set forth on Schedule 2.19(i), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), or constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(1) of ERISA or otherwise violate Part 4 of Subtitle B of Title I of ERISA.
(j) Except as set forth on Schedule 2.19(j), all Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to Buyer or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excess taxes or any other charges or liabilities.
(k) Each Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 2.19(k). Each Section 409A Plan has been administered in good faith compliance with Section 409A of the Code.

(l) The Company and the Sellers have, in the conduct of the Company’s business, complied in all material respects with all Applicable Laws relating to the employment of labor, including those concerning wages, hours, safety and health, work authorization, equal employment opportunity, immigration, employee privacy, pension and welfare benefit plans (including the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”)), and the payment and withholding of income taxes, unemployment compensation, worker’s compensation, and right to know and social security contributions and similar taxes, and the Company is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing. For purposes of Applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not common-law employees of the Company.
2.20 Insurance.
(a) Schedule 2.20(a) lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Company relating to the Company, the Assets and the business, properties and directors, officers and employees of the Company, copies of which have been provided to Buyer. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing, (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, and (iii) to Company’s Knowledge, there is no existing default or event which with the giving of notice, lapse of time or both, would constitute a default, expect where the existence of such default would not be reasonably likely to be material to the Company. The Company has never been denied insurance coverage for any reason. The Company does not have any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of the Assets, purchase of additional equipment or material modification of any of the Company’s methods of doing business. The Company has not made any Claim against an insurance policy as to which the insurer is denying coverage.
(b) The Company has not filed any insurance Claims in the past seven (7) years. The Company has reported to its insurers all Claims and pending circumstances that would reasonably be expected to result in a Claim, except where such failure to report such a Claim would not be reasonably likely to be material to the Company. To Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance Claim.

2.21 Environmental Matters. There are no Claims pending or, to Company’s Knowledge, threatened against any of the Company or the Assets under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Leased Premises or any other real property or facility formerly owned, leased or used by the Company. There are no Hazardous Materials that have been released or are being stored or are otherwise present on, under any real property constituting or connected with the Leased Premises, and to the Company’s Knowledge, Hazardous Materials have not been released, stored or otherwise present on, under or about any real property formerly owned, leased or operated by the Company. Each of the Leased Premises, during the period it was leased by the Company, has been maintained in, and the Company is and has at all prior times otherwise been in, compliance with all applicable Environmental Laws. The Company has not disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to the Company under or relating to Environmental Laws. Neither any Seller nor the Company has any environmental audits, reports or other material environmental documents relating to the Company’s past or current properties, facilities or operations. The Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. The Company is not, as of the date hereof, and has not been at any time since the date of its inception, a Response Action Contractor.
2.22 Real Estate.
Schedule 2.22 contains a complete and accurate list of all premises presently leased or subleased or otherwise used or occupied by the Company for the operation of the Company’s business (the “Leased Premises”), and of all leases, lease guaranties, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”). The Company has provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any of the Leases. The Company has no Knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the Leases. The current annual rent and term under each Lease are as set forth on Schedule 2.22. Schedule 2.22 separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date. The Company has not waived any rights under any Lease which would be in effect on or after the date of this Agreement. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with the Company to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of the Company under any Lease. The Company has never owned any real property or any interest in real property (other than the Leases).
2.23 No Other Agreement To Sell. Other than the sale of Assets in the Ordinary Course of Business (which Assets are not material individually or in the aggregate), neither the Company nor the Sellers has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer the Company, the Shares, the Assets or the Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company, or to enter into any agreement with respect thereto.

2.24 Transactions with Certain Persons. No officer or director of the Company, no Seller nor any immediate family member or Affiliate of any of the foregoing (whether directly or indirectly through an Affiliate of such Person), is presently, or except as set forth on Schedule 2.24 within the past three (3) years has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any such individual or any Person in which any such individual has an interest as an owner, officer, director, manager, trustee or partner or in which such Person has any direct or indirect interest. The Company does not have outstanding any Contract or other arrangement or commitment with any Seller or any director, manager, officer, employee, trustee or beneficiary of the Company or any Seller and no such Person owns any real or personal, or right, tangible or intangible (including Intellectual Property) which is used in the Company’s business. The Assets do not include any receivable or other obligation from any Seller or any director, manager, officer, employee, trustee or beneficiary of the Company or any Seller, or any immediate family member or Affiliate of any of the foregoing, and the liabilities of the Company do not include any payable or other obligation or commitment to any such Person.
2.25 Affiliates. Neither the Company nor any of the Sellers, nor to Company’s Knowledge, any director, manager, officer or Affiliate of the Company or any of the Sellers or any immediate family member of a director, manager, officer or Affiliate of the Company or any of the Sellers owns, directly or indirectly, any interest in any Person that engages in a business similar or competitive to the business of the Company, other than ownership of one percent (1%) or less of the outstanding equity securities of a publicly-traded company.
2.26 Employees and Contractors.
(a) Employees. Schedule 2.26(a) sets forth a complete and accurate list of all employees of the Company as of the date hereof: (i) showing for each the employee’s name, job title or description, salary level, including any bonus, commission, deferred compensation, paid time off or other remuneration arrangements accrued as of August 5, 2011, and (ii) also showing any bonus, commission or other remuneration other than salary paid during the Company’s fiscal year ended December 31, 2010. Except as set forth on Schedule 2.26(a), none of such employees is a party to a written employment Contract with the Company and each is employed “at will.” Each such employee has entered into the Company’s standard form of employee non-disclosure agreement with the Company, a copy of which is attached hereto as Schedule 2.26(a).
(b) Contractors. Schedule 2.26(b) contains a list of all independent contractors currently engaged by the Company, along with the position, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 2.26(b), none of such independent contractors is a party to a written Contract with the Company. Each such independent contractor has entered into covenants regarding confidentiality in such Person’s agreement with the Company, a copy of which has been provided to Buyer. Except as noted on Schedule 2.26(b), each independent contractor is terminable on fewer than thirty (30) days notice, without any obligation of the Company to pay severance or a termination fee.

2.27 Labor Relations. The Company is not a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of the Company. To Company’s Knowledge, there exist no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to Company’s Knowledge, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination Claims), between the Company and Persons employed by or providing services to the Company. To Company’s Knowledge, except as set forth on Schedule 2.27, no officer or employee of the Company has any current plan to terminate his or her employment with the Company. In the last two (2) years, the Company has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or its employees.
2.28 Board of Directors Approval. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its shareholders, and has adopted a resolution to such effect which authorized the Company to enter into this Agreement and the Transaction Documents. The Company has provided Buyer with true and correct copies of all such board of directors proceedings relating to this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and will be in full force and effect as of the Closing Date. No further approval by the Company (other than the execution of this Agreement) is required in connection with the transactions contemplated by this Agreement.
2.29 Brokers. Except as set forth on Schedule 2.29, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Seller.
2.30 Government Contract Matters.
(a) Lists of Government Contracts and Government Bids.
(i) Schedule 2.30(a)(i) sets forth as of the date hereof a current, complete and accurate list of each Government Contract the period of performance of which has not yet expired or been terminated and for which final payment has not yet been received (collectively, the “Current Government Contracts”). Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against all parties thereto. Each Current Government Contract was awarded in compliance with Applicable Law. The Company has not received written notice that any Current Government Contract is the subject of bid or award protest proceedings and, to Company’s Knowledge, no such Current Government Contract is reasonably likely to become the subject of bid or award protest proceedings. The Company has provided to Buyer complete and correct copies of each such Current Government Contract with a total ceiling cost or price in excess of $50,000, including any purchase orders, task orders or delivery orders with a total expected value in excess of $50,000 issued under such Current Government Contracts.

(ii) Schedule 2.30(a)(ii) sets forth a current, complete and accurate list of each Government Contract the period of performance of which has expired or been terminated, and which is still either subject to audit in accordance with its terms or for which final payment has not yet been received. The Company has provided to Buyer complete and correct copies of all such Government Contracts.
(iii) Schedule 2.30(a)(iii) sets forth a current, complete and accurate list of each Government Bid. The Company has provided to Buyer complete and correct copies of all such Government Bids unless the Company is a subcontractor on a bid where the final bid was not provided to the Company.
(iv) Schedule 2.30(a)(iv) sets forth a current, accurate and complete list of each Government Vendor Subcontract for which payments by the Company thereunder are reasonably expected to exceed $50,000 during the one-year period immediately after the Closing Date. The Company has provided to Buyer complete and correct copies of all such Government Vendor Subcontracts.
(v) Except as set forth on Schedule 2.30(a)(v), there exists no Government Contract or Government Bid (A) in connection with which the Company represented to the applicable Governmental Authority that the Company qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (collectively, a “Preferred Bidder Status”); (B) in the case of a Government Contract, that the Company would not have been eligible or invited to submit a bid or receive but for its Preferred Bidder Status; or (C) in connection with which the applicable Governmental Authority or Prime Contractor is claiming credit toward specific solicitation goals or its annual goals established pursuant to the Small Business Act and regulations and policies of the U.S. Small Business Administration.
(b) Representations and Warranties Regarding Government Contracts and Government Bids.
(i) Except as set forth on Schedule 2.30(a)(v), no Government Contract was, at the time of award or currently, dependent upon the Company having any Preferred Bidder Status, and no Government Bid required the Company to certify or represent that it had Preferred Bidder Status either to be eligible for award or to receive credit under the evaluation criteria of the Solicitation to which the Government Bid relates. The Company has never submitted a Government Bid or been awarded a Government Contract which the Company was ineligible to be awarded due to its business classification at the time such Government Bid was submitted in connection with a procurement reserved or set-aside for companies having a Preferred Bidder Status.

(ii) Except as set forth on Schedule 2.30(b)(ii), to the Company’s Knowledge, none of the Company’s expected or forecasted sales volume or orders will be reduced or lost (including without limitation non-exercise of options) and none of its customer relations will be adversely affected as a result of (A) consummation of the transactions contemplated herein, (B) the Buyer’s ownership or involvement in the operations of the Company, or (C) the Company’s loss of any Preferred Bidder Status. No current Government Contract is required by its terms or Applicable Law to be terminated by a Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.30(b)(ii), to the Company’s Knowledge, there is no reason that each Government Contract will not remain in effect after the Closing or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.
(iii) With respect to each Government Contract and Government Bid:
(A) The Company has complied with all terms and conditions of each Government Contract, including without limitation all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein and including without limitation any requirements relating to the charging of prices or costs, minimum qualifications of personnel, warranties, Industrial Funding Fees and Price Reductions, except where such non-compliance would not reasonably be expected to cause a Loss. To the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of default or breach of a Government Contract.
(B) The Company has complied with all Applicable Laws pertaining to each Government Contract or Government Contract Bid, including without limitation the following Laws to the extent applicable: the Truth in Negotiations Act of 1962, the Service Contract Act of 1965, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the FAR and any agency supplement thereto, the Cost Accounting Standards, the International Trafficking in Arms Regulation or other export control Laws, except where such non-compliance would not reasonably be expected to cause a Loss. To the Company’s Knowledge no event has occurred which, with the passage of time or the giving of notice or both, would result in a violation of any Applicable Law.
(C) All representations and certifications made, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete as of their effective date, and all such representations and certifications were updated so that they remained current, accurate and complete to the extent required by the terms of a Government Contract or Applicable Law. The Company has never submitted a Government Bid or been awarded a Government Contract based upon misrepresentations or inaccuracies in representations and certifications executed in connection therewith or contained in the Company’s Online Representations and Certifications Application database.

(D) All invoices and Claims for payment, reimbursement or adjustment, including without limitation requests for progress payments and provisional payments, submitted by or on behalf of the Company in connection with a Government Contract were current, accurate and complete as of their applicable submission dates.
(E) All certified cost or pricing data submitted by or on behalf of the Company in connection with a Government Contract or Government Bid were current, accurate and complete as of the certification date.
(F) The Company has maintained quality control systems and cost accounting systems in compliance in all material respects with all requirements of the Current Government Contracts.
(G) Within the past six (6) years, no Government Contract has been terminated for convenience or default and, to the Company’s Knowledge, no such termination is reasonably likely to occur.
(H) The Company has not received any written cure notice or show cause notice regarding performance of a Government Contract or any written or oral notice of, Claim for, or assertion of, a condition of default, breach of contract, or material violation of Applicable Law, in connection with a Current Government Contract or Government Bid.
(I) Except as set forth on Schedule 2.30(b)(iii)(I), in the last six (6) years, there has not been any withholding or setoff of any payments by a Governmental Authority or prime contractor or higher-tier subcontractor nor, to Company’s Knowledge, has there been any attempt to withhold or setoff, any payments due under any Government Contract on any basis, including without limitation the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Authority, prime contractor or higher-tier subcontractor or any of their audit representatives.
(J) Except as may be set forth on Schedule 2.30(b)(iii)(J), the Company has not performed any activities under any current Government Contract, and to Company’s Knowledge no other facts exist, that would create or result in the Company having an Organizational Conflict of Interest (“OCI”) as defined in FAR subpart 9.5 and/or any other Applicable Laws. To the Company’s Knowledge, the consummation of the transactions contemplated herein will not result in such an OCI.
(K) To Company’s Knowledge, none of the Company’s subcontractors, teaming partners, consultants, agents or representatives has violated any Applicable Law in connection with any Government Contract or any Government Bid for which the Company may have liability or suffer any other adverse consequences.
(L) Except as set forth on Schedule 2.30(b)(iii)(L), no Current Government Contract has, to date, or is currently projected to have, fully burdened costs incurred in excess of the Current Government Contract fixed price, or, in the case of flexibly-priced or cost-reimbursement Contracts, fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract.

(M) The Company is not subject to any forward pricing rate agreements as described in FAR Subpart 15.407-3 or FAR subpart 42.17.
(N) The Company has not received any adverse or negative past performance evaluations or ratings within the past three (3) years.
(c) Investigations, Audits and Internal Controls. Except as otherwise set forth on the Disclosure Schedules, with respect to any Government Contract or Government Bid:
(i) There is no pending Claim or reasonable basis to give rise to any Claim against the Company for fraud or under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act, or other Applicable Law.
(ii) During the past six (6) years, there have been no document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company, or any of its officers, employees, Affiliates, agents or representatives in connection with or related to any Government Contract or Government Bid.
(iii) Neither the Company nor any officer or director of the Company, nor any or Seller, nor, to the Company’s Knowledge, any other employee, Affiliate, agent or representative of the Company, has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Authority (other than routine audits by DCAA in the Ordinary Course of Business) with respect to any Government Contract, Government Bid or Applicable Law, including without limitation any audit relating to a suspected, alleged or possible violation of United States civil or criminal False Claims Acts or the United States Procurement Integrity Act, provision of defective or non-compliant products or services, mischarging of prices or costs, misstatements of fact, or other acts, omissions or irregularities relating to any Government Contract or Government Bid.
(iv) Neither the Company nor, to Company’s Knowledge, any other Person, has conducted any internal audit, review or inquiry (whether or not any outside legal counsel, auditor, accountant or investigator was engaged) with respect to any suspected, alleged or possible violation of any Government Contract, Government Bid or Applicable Law.
(v) The Company has not made, and is not and has never been required to make, any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR clause 52.203-13.
(vi) The Company has not made a voluntary disclosure to any Governmental Authority with respect to any alleged suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other act or omission arising under or relating to any Government Contract or Government Bid.

(vii) During the past 6 years, the practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Government Contract or Government Bid have been in compliance in all material respects with Applicable Laws, including without limitation FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are applicable, and no audit by a Governmental Authority (including without limitation DCAA) has questioned such costs or identified any other failure to comply with contractual requirements or Applicable Law.
(viii) Schedule 2.30(c)(viii) lists each draft or final written audit report received by the Company during the past three (3) years issued by any Governmental Authority (including without limitation DCAA) with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of the Company. The Company has provided to Buyer correct and complete copies of each such report.
(d) Debarment, Suspension and Exclusion.
(i) Neither the Company nor any officer or director of the Company, or Seller, nor, to the Company’s Knowledge, any other employee, Affiliate, agent, representative or “Principal” (as defined in FAR 52.209-5) of the Company, has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to Company’s Knowledge has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past six (6) years.
(ii) Except as set forth on Schedule 2.30(d), the Company has not been determined by a Governmental Authority to be non-responsible or ineligible for award of a Government Contract within the past six (6) years.
(e) Claims, Disputes, Requests for Equitable Adjustment and Financing. With respect to Government Contracts and Government Bids:
(i) The Company does not have any outstanding requests for equitable adjustment or Claims asserted by or against a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract or Government Bid.
(ii) There are no outstanding disputes between the Company, on the one hand, and any Governmental Authority or any prime contractor for which the Company serves as a subcontractor, on the other hand, under the Contract Disputes Act or any other Applicable Law governing disputes arising under such Government Contracts.
(iii) There are no outstanding disputes between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.
(iv) There are no financing arrangements or assignments of proceeds with respect to any Government Contract.

(f) Backlog and Government Property.
(i) Schedule 2.30(f)(i) sets forth for each Government Contract having backlog as of August 2, 2011, the dollar amounts of such backlogs thereunder as of such date (calculated by the Company consistent with past practice) and the name of the customer. For purposes of this clause, “backlog” means the contract value by year (including option years) and an indication of what amount of such contract value is funded. All of the Contracts constituting the backlog of the Company (A) were entered into in the Ordinary Course of Business and (B) management of the Company believes in good faith that such Contracts are capable of performance in accordance with the terms and conditions of each such Contract by the Company without a total Contract loss (without consideration of general and administrative expenses).
(ii) Schedule 2.30(f)(ii) identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company by or on behalf of a Governmental Authority (the “Government Furnished Items”), the current locations thereof and the Government Contract pursuant to which such Government Furnished Items were issued. The Company has complied in all material respects with all of its obligations relating to the Government Furnished Items and, upon the return thereof to any Governmental Authority in the condition thereof on the date hereof, would have no liability with respect thereto.
(g) Security Clearances. The employees of the Company possess all United States Government security clearances required to perform the applicable Government Contracts of the Company (“Security Clearances”) and the Company possesses all facility security clearances required to perform the applicable Government Contracts (“Facility Security Clearances”) and (i) the subcontractor(s) and independent contractor(s) of the Company possess all necessary security clearances required to perform the applicable Government Contracts of the Company; (ii) except to the extent disclosure thereof is prohibited by Applicable Law, Schedule 2.30(g) sets forth a true and complete list of all Facility Security Clearances (by category only) held by the Company and all Personnel Security Clearances held by the employees of the Company to the extent held or required in connection with the conduct of the business of the Company. The clearances set forth on Schedule 2.30(g) are all of the Facility Security Clearances and Personnel Security Clearances reasonably necessary to conduct the current business of the Company; (iii) all requisite Personnel Security Clearances and Facility Security Clearances are valid and in full force and effect; and (iv) the Company is in compliance with all material requirements of the National Industrial Security Program Operating Manual, the IRS Revenue Manual Part 10, and any other similar requirements of any Governmental Authority.
(h) Export Control. The Company has not been (and has not been required by Applicable Law to be) registered with or hold any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the import, export or re-export of products, technology, software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current importing, exporting or other business activities. The Company has not been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by any Governmental Authority or made a voluntary disclosure with respect to violations of Applicable Laws relating to the import, export or re-export of products, technology, software, services or other information from the United States. The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, in violation of Applicable Law.

(i) Government Relations. Neither the Company nor, to the Company’s Knowledge, any officers, directors, employees or agents of the Company, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the Company’s business, including without limitation any offer, payment or promise to pay money or other thing of value (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes. The Company’s business is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. The Company has not otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, the Anti-Kickback Act of 1986 (“Anti-Kickback Act”), Laws restricting the payment of contingent fee arrangements, or any Applicable Laws of similar effect. There is no charge, proceeding or, to the Company’s Knowledge, investigation by any Governmental Authority with respect to a violation of the FCPA or Anti-Kickback Act that is now pending or, to Company’s Knowledge, has been asserted or threatened with respect to the Company. The Company has not, in the past six (6) years, made any voluntary disclosure with respect to a possible violation of the FCPA or Anti-Kickback Act.
(j) Trade Compliance Laws and Customs Laws.
(i) The Company, its Affiliates, and their respective officers, directors, managers, employees and agents have complied at all times, and are in compliance with all applicable Trade Compliance Laws. The Company and its Affiliates, (i) have not directly or indirectly, exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. persons located in the United States) any supplies, software, technology or services subject to Trade Compliance Laws in violation of Trade Compliance Laws; (ii) where required by Law, have notified recipients of such supplies, software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof; and (iii) have not engaged in any other transactions, or otherwise dealt, with any Person with whom U.S. persons are prohibited from dealing under Trade Compliance Laws, including, for example, any Person designated by the Office of Foreign Assets Control on the list of Specially Designated Nationals and Blocked Persons.
(ii) There is no charge, proceeding or, to the Company’s Knowledge, investigation by any Governmental Authority with respect to a violation of any applicable Trade Compliance Laws that is now pending or, to Company’s Knowledge, has been asserted or threatened with respect to the Company.

(iii) The Company is in compliance with all applicable U.S. and non-U.S. customs Laws and regulations (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Company. There is no charge, proceeding or, to Company’s Knowledge, investigation by any Governmental Authority with respect to a violation of any applicable Customs Laws that is now pending or, to Company’s Knowledge, threatened with respect to the Company.
(iv) The Company has not, in the past six (6) years, made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws or Customs Laws to any Governmental Authority.
(k) Intellectual Property Under Government Contracts.
(i) The Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the cognizant Governmental Authority or prime contractor, subcontractor, vendor, or other authorized Person.
(ii) The Company has taken all steps required under any Government Contracts or Applicable Law to protect its rights in and to any Intellectual Property owned by the Company and have included the proper restrictive legends on all copies of any Intellectual Property delivered in connection with a Government Contract and, other than as required under any Government Contract, the Company is not obligated to provide a license to any Governmental Authority to use or disclose any of the Company’s Intellectual Property used in connection with such Government Contract.
2.31 Bank Accounts. Schedule 2.31 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (each, a “Bank Account”), or at which a Bank Account is maintained to which the Company has access as to which deposits are made on behalf of the Company, in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. All Cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.
2.32 Absence of Changes. Except as set forth on Schedule 2.32, since December 31, 2010, the Company has conducted its business only in the Ordinary Course of Business, has made expenditures (including, without limitation, capital expenditures) consistent with past practices, and there has not been any event, occurrence, development or circumstances, including without limitation any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of the Company which, individually or in the aggregate, has had a Material Adverse Effect on the Company or the business as presently conducted. Without limitation of the foregoing and except as set forth on Schedule 2.32 since December 31, 2010, the Company has not taken or agreed to take any of the actions described below:

(a) sold, leased, licensed, exchanged, mortgaged, pledged, transferred or otherwise disposed of any of the Assets other than in the Ordinary Course of Business;
(b) other than in connection with the transactions contemplated by this Agreement, (i) redeemed, repurchased or otherwise reacquired any of its equity securities or any securities or obligations convertible into or exchangeable for any of its equity securities, or any Options; (ii) liquidated, dissolved or effected any reorganization or recapitalization; or (iii) split, combined or reclassified any of its equity securities or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity securities;
(c) (i) materially amended any Contract (or series of related Contracts) listed on Schedule 2.13(a), Schedule 2.22 or Schedule 2.30(a)(i), or (ii) entered into any Contract, including without limitation any Contract or other arrangement (A) that are teaming agreements or which include any conflict of interest, non-competition or similar provision that would place any restriction on the parties with which the Company or its Affiliates may do business; (B) in the case of task orders, purchase orders or modifications to existing Contracts, which are reasonably expected to involve more than $100,000 in revenues to or expenditures by the Company; (C) in the case of any new Government Contract, which are reasonably expected to involve more than $100,000 in revenues to or expenditures by the Company; or (D) in the case of any Contract or other arrangement that is not a Government Contract, which is reasonably expected to involve more than $100,000 in revenues to, expenditures of or liabilities to the Company; provided, that all such permitted new Contracts or Leases will be deemed to be included within the term “Contracts” as defined herein;
(d) submitted any new Government Bid which, if accepted, would be expected to result in a loss to the Company, or would result in a Government Contract with a backlog value in excess of $250,000;
(e) accelerated, terminated, made material modifications outside of the Ordinary Course of Business to, or canceled any Contract (or series of related Contracts);
(f) except for the Permitted Liens, caused or permitted any Lien to be imposed upon any of its Assets, tangible or intangible, that are material, either individually or in the aggregate, to the Company’s businesses or upon the Shares;
(g) entered into or amended any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of the Company;
(h) amended in any material respect or entered into any operating or capital lease;
(i) made any capital expenditure, capital addition or capital improvement (or series of related capital expenditures, additions or improvements) outside the Ordinary Course of Business;

(j) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);
(k) issued, incurred or guaranteed any obligation for borrowed money or capitalized lease obligations, whether or not evidenced by a note, bond, debenture or similar instrument, or entered into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issued or sold any debt securities, except in the Ordinary Course of Business under existing loan agreements or capitalized leases;
(l) granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to the Company’s businesses;
(m) made or authorized any change in its Articles of Incorporation or Bylaws, or other governing documents;
(n) proposed or approved the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any of its equity securities (including equity securities held in treasury), or any Options, or grant or otherwise issue the same;
(o) (i) acquired or agreed to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person, or (ii) made or committed to make any investments other than short-term liquid investments, or investments that will be liquidated prior to Closing;
(p) declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind);
(q) made any payment or loan to, or entered into any Contract or amendment to any such Contract or other transaction with, any of its directors, managers, officers, employees, Affiliates or any Seller, or any of their respective Affiliates, other than in the Ordinary Course of Business;
(r) entered into any employment Contract, except in the Ordinary Course of Business, written or oral, or modified the terms of any existing such Contract;
(s) adopted, amended, modified or terminated, in any material respect, any bonus, profit sharing, incentive, severance, employee benefit or other plan, Contract or commitment for the benefit of any of its directors, managers, officers and employees (or take any such action with respect to any other Benefit Plan);
(t) granted any severance or termination pay;

(u) made or changed any Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, settled any Tax claim or any assessment or surrender any right to claim a Tax refund;
(v) paid, discharged, satisfied or settled any material Liabilities, except the payment, discharge, satisfaction or settlement of Liabilities in the Ordinary Course of Business or in accordance with the terms thereof as in effect on the date hereof;
(w) amended, cancelled, compromised, waived or released any right or Claim (or series of related rights and Claims) outside the Ordinary Course of Business, and will not accelerate the collection of accounts receivable or delay payment of accounts payable;
(x) entered into any joint venture, partnership or similar arrangement.
2.33 Transaction Payments. Schedule 2.33 sets forth a true, correct and complete list of all payments payable by the Company to any Person arising from or as a result of the consummation of the transactions contemplated by this Agreement, including (i) any severance or bonus plan payment, (ii) any payment of deferred compensation, (iii) any change in control payment, or (iv) any similar payment (“Transaction Payments”), including the amount of each such payment, the party to whom such payment is or will become due, and, to the extent determinable, the date or dates on which such payments become due. As of the Effective Time, there will be no outstanding or unsatisfied Transaction Payments.
2.34 Customers and Suppliers.
(a) Schedule 2.34 lists, by dollar volume paid for the twelve (12) months ended on December 31, 2010, the ten (10) largest suppliers of goods or services and the five (5) largest customers of the Company. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Person listed on Schedule 2.34 within the last twelve (12) months has, to Company’s Knowledge, threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any relationships of such Person with the Company, (ii) no Person listed on Schedule 2.34 has during the last twelve (12) months decreased materially or, to Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to Company’s Knowledge, no Person listed on Schedule 2.34 intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past year been engaged in any material dispute with any Person listed on Schedule 2.34, (v) no customer listed on Schedule 2.34 has indicated that it desires or intends to effect a change in the Contract that would reduce the profit margin that the Company is expected to achieve in such Contract or otherwise change the material terms of such Contract or change the type of Contract by which such customer purchases good and/or services from Company, and (vi) to Company’s Knowledge, the acquisition by Buyer of the Shares and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents will not affect the relationship of the Company with any Person listed on Schedule 2.34.

(b) The Company has never sold, licensed or distributed any product to any Person.
2.35 Disclosure. No representation or warranty by the Company or the Sellers in this Agreement (including the Disclosure Schedules hereto), the Transaction Documents or in any document, exhibit, statement, certificate or schedule which is furnished or to be furnished by the Company pursuant to Section 8 in connection with the Closing of the transactions herein contemplated, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Disclosure Schedules hereto and the other Transaction Documents, any fact necessary to make the statements or facts contained therein not misleading.
3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SELLER REPRESENTATIVE. Each Seller and the Seller Representative, as to and for itself, and not with respect to any other Person, severally represents and warrants to Buyer, the following:
3.1 Authorization.
(a) Such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party, to perform his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party by such Seller, and such Seller’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of such Seller.
(b) The Seller Representative has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which he is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller Representative is a party by the Seller Representative, and the Seller Representative’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of the Seller Representative.
3.2 Binding Agreement.
(a) This Agreement has been duly executed and delivered to Buyer by such Seller, and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer) constitutes the legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing of each other Transaction Document to which such Seller is, or is specified to be, a party, such Transaction Document will be duly and validly executed and delivered to Buyer on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) such Seller’s legal, valid and binding obligation, enforceable against him or her in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

(b) This Agreement has been duly executed and delivered to Buyer by the Seller Representative, and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer) constitutes the legal, valid and binding agreement of the Seller Representative, enforceable against the Seller Representative in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing of each other Transaction Document to which the Seller Representative is, or is specified to be, a party, such Transaction Document will be duly and validly executed and delivered to Buyer on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Seller Representative’s legal, valid and binding obligation, enforceable against him/her in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.
3.3 Title. Such Seller owns, beneficially and of record, the Shares set forth opposite such Seller’s name on Schedule 1, free and clear of any and all Liens, or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands other than Permitted Liens. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of his or her Shares. Seller is not a party to any voting trust, proxy, shareholders agreement, or other agreement or understanding with respect to the voting of any capital stock of Company. Upon delivery of such Seller’s Shares to Buyer on the Closing Date in accordance with this Agreement and upon Buyer’s delivery of the Closing Payment applicable to such Seller at the Closing pursuant to Section 1.2(b), the entire legal and beneficial interest in such Seller’s Shares and good, valid and marketable title to such Shares will pass to Buyer, free and clear of all Liens (including any spousal interests (community or otherwise)) other than restrictions of general applicability imposed by federal or state securities laws and any Liens imposed on such Shares by Buyer.
3.4 No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby by such Seller does not and will not (a) violate or conflict with any Laws to which such Seller or his or her Shares is subject, or by which such Seller or his or her Shares may be bound, if applicable, (b) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller or such Seller’s Shares may be bound, (c) result in the imposition of a Lien on such Seller’s Shares or (d) require any filing with, or Permit, or the giving of any notice to, any Governmental Authority or other Person on behalf of such Seller.

3.5 Compliance With Laws; Claims. Such Seller has complied in all material respects with all Laws of any Governmental Authority applicable to the Shares held by such Seller. No Seller has any Claim against the Company (other than a Claim for compensation or reimbursement of expenses due in the Ordinary Course of Business to the extent that such amount is reflected on the Estimated Closing Date Balance Sheet).
3.6 Insolvency Proceedings. Such Seller is not the subject of any pending, rendered or, to the Seller’s Knowledge, threatened insolvency proceedings of any character. Such Seller has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Such Seller is not insolvent and will not become insolvent as a result of entering into this Agreement.
3.7 Representation By Counsel. Such Seller and the Seller Representative: (i) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (ii) has had the full right and opportunity to consult with such Seller’s or the Seller Representative’s, as applicable, attorney and other advisors and has availed himself or herself of this right and opportunity; (iii) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to him or her by such counsel; (iv) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (v) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Company and the Sellers the following matters, current as of the date of this Agreement and as of the Closing Date:
4.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a Material Adverse Effect on the business of Buyer, taken as a whole.
4.2 Necessary Authority. Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Buyer is, or is specified to be, a party have been duly authorized, executed and delivered by Buyer, as applicable, and (assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto) constitute the legal, valid and binding obligations of Buyer, as applicable, enforceable against Buyer, as applicable, in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual(s) executing this Agreement and any Transaction Document to which Buyer is a party or on behalf of Buyer, as applicable, has the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which Buyer is a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which Buyer is a party valid and binding upon, and enforceable against, Buyer.

4.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated herein or therein do not and will not (i) violate or conflict with Buyer’s Charter or Governing Documents, (ii) require Buyer to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (iii) violate any Law or (iv) constitute or result in the breach of any provision of, or constitute a default under, any material agreement, indenture or other instrument to which Buyer is a party or by which it or its assets are bound, except in the case of (ii), (iii) or (iv), where such violation, breach or default would not cause a Material Adverse Effect on the business of Buyer, taken as a whole.
4.4 Litigation. There is no Claim or Order of any nature, pending, rendered or, to Buyer’s Knowledge, threatened, against Buyer that reasonably could be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
4.5 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act and the rules and regulations promulgated thereunder.
4.6 Insolvency. Buyer is not the subject of any pending, rendered or threatened in writing, or to Buyer’s Knowledge, otherwise threatened, insolvency proceedings of any character. Buyer has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Buyer is not insolvent nor will it become insolvent as a result of entering into this Agreement or the Transaction Documents to which Buyer is a party and consummating the transactions contemplated hereunder and thereunder.
4.7 Debarment, Suspension and Exclusion. Except as disclosed on Buyer’s reports and filings with the Securities and Exchange Commission, neither Buyer nor any of Buyer’s Subsidiaries has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor are any of them the subject of a Listing, nor to Buyer’s Knowledge has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past six (6) years.
5. COVENANTS OF THE COMPANY, THE SELLERS AND BUYER.
5.1 Confidentiality.
(a) Except as required by Law (including Buyer’s obligations under securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), Buyer, the Company and each Seller will each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any confidential or proprietary information regarding Buyer, the Company or Sellers or the negotiations preceding this Agreement other than to its Agents who (i) have need to know such information, (ii) have an obligation or fiduciary duty to maintain the confidentiality thereof, and (iii) will use such information solely in connection with the transactions contemplated by this Agreement.

(b) Following the Closing, each Seller will keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information to any person other than his or her Agents who have a need to know such information, and will not use such information for their own benefit or for the benefit of any other Person (other than the Company and Buyer), and will cause all of its Agents to do the same.
(c) Notwithstanding the foregoing limitations, no party to this Agreement will be required to keep confidential or return any information that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; (iii) is developed by the receiving party independently of the disclosure by the disclosing party; (iv) is requested or required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided the other parties are given reasonable prior notice or consent thereto; or (v) relates solely to the income tax aspects and consequences of the transactions contemplated by this Agreement.
5.2 No Inconsistent Action. Neither Buyer, the Company nor any Seller will take any action that is materially inconsistent with its obligations under this Agreement.
5.3 Obligations to Employees. All obligations of the Company arising from any severance, retention or similar agreements entered into prior to the Closing will either be paid by the Company prior to Closing or be deemed to be liabilities on the Estimated Closing Date Balance Sheet and for the purposes of determining Net Working Capital, except for the Post-Closing Bonuses. Nothing in this Agreement will change the “at will” nature of the employment arrangements with any employees of the Company, whether or not they become employees of Buyer or its Affiliates.
5.4 Public Disclosure. The Sellers and the Company agree not to make any press release or public announcements with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties.
5.5 Further Action. Each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.
5.6 Benefit Plans.
(a) From and after the Closing Date, the Sellers, the Company and the Buyer shall cooperate and work together to effectuate the termination of the Company’s tax-qualified retirement plan known as the “Information Systems Consulting Group, Inc. Retirement Income Plan and Trust” (the “Company Retirement Plan”), in accordance with the terms of such plan and all Applicable

Laws, with such termination to be effective as of December 31, 2011. Coinciding with, or immediately following the Closing Date, one or both of the Sellers shall resign as trustees and administrators of the Company Retirement Plan, and the Company shall take all appropriate action to appoint successor trustees and administrators, it being the intention of the parties that there shall be one representative from the Company and one from the Buyer who shall be responsible for the continued administration of the Company Retirement Plan from the Closing until its termination as of December 31, 2011 and subsequent liquidation. Coinciding with, or immediately following the Closing Date, the Sellers shall change the bank account authority for the bank accounts for the Company Retirement Plan to provide signatory authority for the successor trustees and fiduciaries appointed pursuant to this Section.
(b) Effective January 1, 2012, the Company’s employees shall become eligible to participate in Buyer’s 401(k) plan (the “Buyer Retirement Plan”) in accordance with the terms thereof. To the extent permitted by applicable law, all employees of the Company as of December 31, 2011 (“Company Legacy Employees”) shall be deemed to have satisfied all of the years of service requirements for purposes of vesting in the Buyer Retirement Plan and shall be deemed to be fully vested.
(c) Effective January 1, 2012, the Buyer shall provide an increase in the base salary payable to each Legacy Company Employee who was a participant in the Company Retirement Plan, in an amount equal to the lesser of (i) twenty-five percent (25%) above the base salary paid to such Legacy Company Employee in 2011 by the Company, or (ii) $49,000. For avoidance of doubt, and by way of example only, if a Legacy Company Employee who was a participant in the Company Retirement Plan is receiving a base salary from the Company in 2011 of $120,000, the Buyer shall increase such Legacy Company Employee’s base salary for 2012 by $30,000 (25% of $120,000), whereas such a Legacy Company Employee who is receiving a base salary from the Company in 2011 of $300,000 would receive an increase of $49,000. No salary increase under this Section 5.6(c) shall be required for a Legacy Company Employee who was not a participant in the Company Retirement Plan.
(d) The Company shall use commercially reasonable efforts to continue to maintain solely the health and welfare benefit plans listed on Schedule 5.6(d) through December 31, 2012, subject to the right of the Company and Buyer to modify such plans and any policies and procedures related thereto in their sole discretion and in accordance with the terms thereof.
(e) For any present and future benefit plans, Buyer shall credit all employees of the Company as of the Closing Date with full credit for all prior years of service with the Company for purposes of eligibility and vesting thereunder.
(f) From and after the Closing Date for a period of twelve (12) months, all employees of the Company shall continue to participate in the Company’s paid-time off policy (the “PTO Policy”), subject to the following terms:
(i) Any hours in excess of 100 hours of paid-time off that had accrued under the PTO Policy prior to the Closing Date will be paid out by the Company at or prior to the Closing (or after the Closing to the extent such payments are reflected as an accrued liability on the Estimated Closing Date Balance Sheet);

(ii) All other hours of paid-time off that had accrued under the PTO Policy prior to the Closing Date will continue to be accrued for the benefit of such then-current Company employees under the PTO Policy from and after the Closing Date;
(iii) All then-current Company employees will continue to accrue paid-time off under the PTO Policy at the same rates as they have prior to the Closing Date, and there shall not be any cap or limitation on the aggregate amount of paid-time off that an employee can accrue within a single calendar year under the PTO Policy (subject to the Company and Buyer’s right to modify the PTO Policy in the future in its sole and absolute discretion); and
(iv) The amount of accrued paid-time off that can be carried over from one calendar year to the next under the PTO Policy will be changed from 272 to 200 hours. Any accrued paid-time off that does not carry over to a subsequent calendar year (because of this or other carryover limitations that might exist from time to time in the PTO Policy) and that has not been used by an employee will be paid out to such employee according to a payment schedule to be determined by the Company, payable at calendar year end or shortly thereafter of each year.
(g) Nothing in this Section 5.06, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan or other program, agreement or arrangement or (ii) is intended to confer upon any Person (including, for the avoidance of doubt, any Company Legacy Employee) any right as a third-party beneficiary of this Agreement. Nothing in this Agreement shall change the “at will” nature of the employment arrangements with any employees of the Company, whether or not they become employees of the Buyer or an Affiliate of the Buyer.
6. CONDITIONS TO BUYER’S OBLIGATIONS. The obligations of Buyer to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:
6.1 Compliance with Covenants. All of the covenants to be complied with and performed by the Company and any Seller on or before the Closing Date will have been duly complied with and performed.
6.2 Closing Deliverables. On the Closing Date, the Company or the Seller Representative will have delivered or caused to be delivered to Buyer the duly executed Closing deliverables as specified in Section 8.1.
6.3 Absence of Litigation. As of the Closing, no Claim will be pending or threatened before any court, other Governmental Authority or arbitrator, which if successful, would (a) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, or (b) materially adversely affect the right of Buyer following the Closing to own the Shares or the right of Buyer to operate the Company as currently operated and as currently proposed to be operated.

7. CONDITIONS TO THE COMPANY’S AND THE SELLERS’ OBLIGATIONS. The obligations of each of the Company and the Sellers to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:
7.1 Compliance with Covenants. All of the covenants to be complied with or performed by Buyer on or before the Closing Date will have been duly complied with and performed.
7.2 Closing Deliverables. On the Closing Date, Buyer will have delivered or caused to be delivered to the Company and/or the Sellers or other third parties duly executed Closing deliverables, as specified in Section 8.2 below.
7.3 Absence of Litigation. As of the Closing, no Claim will be pending or threatened before any court, other Governmental Authority or arbitrator, which if successful, would (a) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, or (b) materially adversely affect the right of Buyer following the Closing to own the Shares or the right of Buyer to operate the Company as currently operated and as currently proposed to be operated.
8. CLOSING DELIVERABLES.
8.1 Closing Deliverables to be Delivered by the Company and the Sellers. On the Closing Date, the Company and the Sellers will deliver or cause to be delivered to Buyer:
(a) Certificates representing the Shares, duly endorsed or accompanied by powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Company;
(b) the stock book, stock ledger, minute book and corporate/company seal of the Company;
(c) a certificate dated as of the Closing Date and signed by the Company’s Secretary and certifying and attaching: (i) copies of resolutions of the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) current and complete copies of the Company’s Charter and Governing Documents;
(d) a certificate executed by the President of the Company, and each of the Sellers (i) attesting that the Company and each of the Sellers has complied with all conditions set forth in Section 6 hereof or indicating with specificity any respects in which those conditions have not been complied with, and attaching evidence of such compliance reasonably satisfactory to Buyer, in a form reasonably satisfactory to Buyer, (ii) affirming each of the Sellers’ agreement to the matters set forth in Section 10.4 (Release and Covenant Not to Sue), and (iii) attaching a balance statement dated July 31, 2011 for the Bank Accounts, a printout of the online view of the balance of each of the Bank Accounts as of the Closing Date and a list of outstanding checks as of the Closing Date;
(e) the consents and notices contemplated by Schedule 2.6, which must: (i) be in full force and effect, (ii) be in form and substance reasonably satisfactory to Buyer, and (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived;

(f) an IRS Form W-9, completed by each Seller;
(g) certificates from the Commonwealth of Virginia, Maryland, Texas and West Virginia, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing of the Company in such jurisdictions;
(h) an opinion from counsel to the Company and the Sellers, addressed to Buyer and its successors and lenders, dated as of the Closing Date, in the form attached hereto as Exhibit B;
(i) a Non-Solicitation Agreement, substantially in the forms of Exhibit C hereto, executed by each of Diana M. Johnson, William J. Johnson, Jr., and Danielle M. Johnson;
(j) an Escrow Agreement in the form of Exhibit A. and all documents required by the Escrow Agent thereunder (i.e., IRS Form W-9, signature authorization, certified copy of Governing Documents, drivers license or passport from the Seller Representative, etc.);
(k) the Flow of Funds Memorandum signed by the Company, the Sellers, the Seller Representative and certain service providers of the Company that are receiving payments identified therein;
(l) evidence of the termination of the Agreements listed on Schedule 2.4(a), without any further liability of the Company to any Seller, and no Seller will have any rights or obligations as a Shareholder under such agreements, in form and substance acceptable to Buyer;
(m) one or more CD-ROMs, in PC-readable format, that contain readable, working Adobe or other (i.e., Microsoft Office) portable document format files that set forth all of the documents made available or provided to Buyer prior to the Closing Date;
(n) suitable documentation for the control of all bank and other financial accounts set forth on Schedule 2.31, as prescribed by Buyer;
(o) release and extinguishment of all of the Debt (as provided in Section 1.2(b)(ii)) and the guaranties of the Company and Liens on any of the Assets, and documentation acceptable to Buyer evidencing the same; and
(p) resignations and releases effective immediately following the Closing of each of the directors and officers of the Company as designated by Buyer.

8.2 Closing Deliverables to be Delivered by Buyer. On the Closing Date, Buyer will deliver or cause to be delivered to the Sellers, the Seller Representative or the third parties referenced in this Agreement, as applicable:
(a) the Closing Payment, in accordance with Section 1.2(b);
(b) an Escrow Agreement in the form of Exhibit A, and all documents required by the Escrow Agent thereunder (i.e., IRS Form W-9, signature authorization, certified copy of Governing Documents, etc.;
(c) a certificate executed by Buyer attesting that Buyer has complied with all conditions set forth in Section 7 hereof or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to the Seller Representative; and
8.3 Other Closing Deliverables and Actions. The parties hereto will also execute such other documents and perform such other acts, before and after the Closing Date, as may be reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.
9. INDEMNIFICATION.
9.1 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller and each of their respective heirs, executors, administrators, assigns and agents (collectively, the “Seller Parties”), against, from and in respect of any and all Losses, which are incurred by them as a result of or that arise from: (a) the inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any statement or certificate which is furnished by the Buyer pursuant to Section 8 in connection with the Closing, (b) the breach of any covenant, obligation or agreement, made by or on behalf of Buyer in this Agreement or in any statement or certificate which is furnished by the Buyer pursuant to Section 8 in connection with the Closing, or (c) enforcing the Seller Parties’ indemnification rights provided for under this Section 9.1, except to the extent otherwise provided in Section 9.6 and except to the extent such Losses relate to an unsuccessful Claim brought to enforce the indemnification provided for in this Section 9.1.
9.2 Indemnification by the Sellers.
(a) Each Seller, jointly and severally (except as set forth in Section 9.2(b)), agrees to indemnify and hold harmless Buyer and the Company (from and after the Closing), and their respective shareholders, trustees, directors, managers, officers, employees and agents (collectively, the “Buyer Parties”), against, from and in respect of any and all Losses that are incurred by them as a result of or that arise from: (i) the inaccuracy in or breach of any representation or warranty made by the Company or any Seller in this Agreement or in any statement or certificate which is furnished by the Company, Seller Representative or any Seller pursuant to Section 8 in connection with the Closing, (ii) the breach by or on behalf of the Company or any Seller of any covenant, obligation or agreement, in each case as contained in this Agreement or in any other Transaction Document to which it is a party or (iii) enforcing any of the Buyer Parties’ indemnification rights provided for under this Section 9.2, except to the extent otherwise provided in Section 9.6 and except to the extent such Losses relate to an unsuccessful Claim brought to enforce the indemnification provided for in this Section 9.2.

(b) Each Seller severally and not jointly agrees to indemnify and hold harmless the Buyer Parties against, from and in respect of any and all Losses that are incurred by them as a result of or that arise from the inaccuracy in or breach of any representation or warranty made by such Seller in Section 3.
9.3 Supplemental Indemnification. The Sellers, jointly and severally, agree to indemnify and hold harmless the Buyer Parties against, from and in respect of any and all Losses that are incurred by any of the Buyer Parties based upon, arising out of or otherwise in respect of the following, whether or not a breach of a representation, warranty, covenant or agreement in this Agreement:
(a) any Taxes (i) imposed on the Company pursuant to Applicable Law, and (ii) attributable to (A) any periods or portions thereof ending on or before the Closing Date in excess of Taxes which are included as liabilities for the purposes of computing Actual Net Working Capital, or (B) the Company’s conversion from a cash basis of income tax accounting to the accrual basis of income tax accounting;
(b) any rate or other adjustments including, without limitation any cost disallowances, which result in a Loss to the Company (in excess of any reserves on the Estimated Closing Date Balance Sheet) with respect to any government contracts audits of the Government Contracts related to (i) any period ending on or before the Closing Date and (ii) any periods beginning before but ending after the Closing Date to the extent any adjustments relate to such period prior to Closing (the “Government Audit Straddle Period”); provided, that Buyer will not be required to wait until all such Government Contract audits have been completed to pursue indemnification Claims against the Seller for Losses resulting from any breach of the representations and warranties in Section 2.30; and further provided that Buyer shall not have any Claim for indemnification under this Section 9.3(b) with respect to the matters expressly set forth on Schedule 9.3(e)(i);
(c) any underestimation of the Seller Expenses or the amount of Debt set forth in the Flow of Funds Memorandum, or a breach of the representations and warranties set forth in Sections 2.29 or 2.33;
(d) any Claim by Person(s) who were holders of equity securities of the Company prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any Company equity securities, including Options, stock or any other securities of the Company; and
(e) any matter set forth on Schedule 9.3(e); provided however, that Buyer shall not have any Claim for indemnification under item (i) on Schedule 9.3(e) unless and until an allegation is made by DCAA or the IRS in connection with a government contracts audit for periods through 2010 that could lead to an adjustment that exceeds the Overbilling Reserve established under item (i) on Schedule 9.3(e) and reflected on the Closing Balance Sheet.
The limitations set forth in Section 9.5 will not apply to the special indemnification matters contained in this Section 9.3 or listed on Schedule 9.3(e).

In the event that Buyer is entitled to indemnification pursuant to Section 9.3(b) with respect to any salary or other expense that was incurred during the Government Audit Straddle Period, Buyer shall be entitled to indemnification for any disallowed expense that was incurred prior the Closing Date, and if any salary is disallowed for the Government Audit Straddle Period, and such salary relates to work performed both before and after the Closing Date, Seller shall indemnify Buyer its pro rata share of the disallowed amount based on the number of days worked before and after the Closing Date as to which such disallowed amount relates. The parties agree to negotiate in good faith the allocation of any other disallowed expense which relates to services performed both before and after the Closing Date. Notwithstanding anything to the contrary in Section 9.3(b), the Buyer acknowledges that the Company would need to incur appropriate expenses after Closing to bring the Company’s indirect billing rates up to the provisional rates currently being charged and that following the Closing, the Buyer will have control over the Company’s ability to incur any such appropriate expenses. Buyer agrees that the Sellers will not be liable under this Section 9.3 or any other provision of this Agreement for any failure of the Company for periods following the Closing Date to meet the Company’s targeted provisional rates for 2011; provided, however that nothing here in shall affect Sellers’ obligations related to the operations, activities, or rate adjustments of the Company for periods prior to the Closing Date pursuant to this Agreement. Sellers represent and warrant that any billings in 2011 in excess of the Company’s provisional rates for 2011 for the period January 1, 2011 through the Closing Date are properly reserved as a liability on the Estimated Closing Date Balance Sheet.
9.4 Survival of Representations, Warranties and Covenants; Reliance. All representations and warranties of the parties hereto contained in this Agreement will survive the execution and delivery hereof and the Closing hereunder, and, after the Closing (a) the Fundamental Representations and any and all Claims for fraud or willful misconduct and the Statutory Representations will survive until thirty (30) days after the expiration of the applicable statute of limitation; (b) the representations and warranties set forth in Section 2.30 will survive until the date three (3) years after the Closing Date; and (c) all other representations and warranties will survive until the date eighteen (18) months after the Closing Date. Each representation and warranty described in clauses (a), (b) and (c) and any related indemnity Claim or right, will further survive if the party asserting such Claim will have provided written notice of such Claim or fact or circumstance reasonably expected to be the basis for a Claim (even if a Loss has not yet occurred) on or prior to the applicable time period referenced to the party against which such Claim is asserted. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement will survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any Knowledge acquired or capable of being acquired at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

9.5 Certain Limitations on Indemnification Obligations.
(a) Except as otherwise expressly provided in this Section 9, the Buyer Parties will not be entitled to receive any indemnification payments under Section 9.2(a)(i) or 9.2(b) until the aggregate amount of Losses incurred by the Buyer Parties exceed Seventy Five Thousand Dollars ($75,000) (the “Basket Amount”); provided, however, that if such Basket Amount is exceeded, the Buyer Parties shall be entitled to receive only the amount of Losses in excess Thirty Seven Thousand Five Hundred Dollars ($37,500); provided, further, that the foregoing limitations shall not apply to the Fundamental Representations, the representations and warranties set forth in Section 2.11, the Statutory Representations, or Claims for fraud or willful misconduct.
(b) The indemnification obligations of Sellers under Section 9.2(a)(i) and Section 9.2(b) shall be limited to an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000) provided, however, that the indemnification obligations of Sellers under Section 9.2(a)(i) relating to Section 2.30 will be limited to an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) and provided further that the foregoing limitations shall not apply to the Fundamental Representations, the Statutory Representations or Claims for fraud or willful misconduct.
(c) Except as otherwise expressly provided in this Agreement, the maximum aggregate amount of indemnification payments to which the Buyer Parties or the Seller Parties, as applicable, will be entitled to receive under this Section 9 will not exceed the Purchase Price.
(d) Notwithstanding anything to the contrary in this Agreement (i) for purposes of the parties’ indemnification obligations under this Section 9, all of the representations and warranties set forth in this Agreement (including, for the avoidance of doubt, the Disclosure Schedules) or any certificate delivered in connection with the transactions contemplated hereby that are qualified by materiality, Material Adverse Effect, or words of similar import or effect will be deemed to have been made without any such qualification, solely for purposes of determining the amount of Losses resulting from a breach of any such representation or warranty; and (ii) none of the Buyer Parties or the Seller Parties will be permitted to recover any Losses pursuant to this Section 9 to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement.

9.6 Defense of Claims. In the case of any Claim for indemnification under Section 9.1, Section 9.2 or Section 9.3 arising from a Claim of a third party (including the IRS or any other Governmental Authority) but subject to Section 10.3(c), an indemnified party must give prompt written notice and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party’s receipt of notice of such Claim, to the indemnifying party of any Claim of which such indemnified party has Knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party will have the right to defend and to direct the defense against any such Claim in its name and at its expense, and with counsel selected by the indemnifying party unless (A) the indemnifying party fails to acknowledge its obligations to the indemnified party(ies) under this Agreement within fifteen (15) calendar days after receiving notice of such third party Claim; (B) the Claim could reasonably be expected to lead to a suspension or debarment proceeding against the Company or Buyer; (C) the applicable third party alleges fraud or willful misconduct; (D) an adverse judgment with respect to the Claim will establish a precedent materially adverse to the continuing business interests of the Company, Buyer or their respective Affiliates or will otherwise have a Material Adverse Effect on the Buyer; (E) there is a material conflict of interest between the indemnified party and the indemnifying party in the conduct of such defense; (F) the third party Claim is criminal in nature, could reasonably be expected to lead to criminal proceedings and/or (G) the third party Claim seeks injunctive relief or other equitable remedies against the indemnified party(ies), or seeks indemnification for amounts greater than the Escrow Indemnity Amount. If the indemnifying party elects, and is entitled, to compromise or defend such Claim, it will within twenty (20) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so, and the indemnified party must, at the request and expense of the indemnifying party, cooperate in the defense of such Claim. If the indemnifying party elects not to compromise or defend such Claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such Claim. Notwithstanding anything to the contrary contained herein, the indemnifying party will have no indemnification obligations with respect to any such Claim which has been or will be settled by the indemnified party without the prior written consent of the indemnifying party (which consent may not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party will not be required to refrain from paying any Claim that has matured by an Order, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any Claim where the delay in paying such Claim would result in the foreclosure of a Lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party’s right to direct the defense will include the right to compromise or enter into an agreement settling any Claim by a third party; provided that no such compromise or settlement will obligate the indemnified party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the indemnified party other than the delivery of a release for such Claim, except with the prior written consent of the indemnified party (such consent to be withheld or delayed only for a good faith reason), or that exceeds the balance of the Escrow Indemnity Amount. Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any Claim over the objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise will not be unreasonably withheld or delayed. The indemnified party will have the right to participate in the indemnifying party’s defense of any Claim with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the indemnified party; provided, however, that, in the case of any Claim which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel will be at the expense of the indemnifying party.

9.7 Non-Third Party Claims. Any Claim which does not result from a third party Claim will be asserted by a written notice to the other party or parties and will be identified as a “DIRECT INDEMNITY CLAIM NOTICE.” The recipient of such notice will have a period of thirty (30) days after receipt of such notice within which to respond thereto. During such thirty (30) day period, the recipient will have the right to cure any applicable breach of this Agreement. If the recipient does not respond within such thirty (30) days and does not cure the applicable breach, the recipient will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such Claim in whole or in part, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each such claim. If the parties should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the party against whom the claim is made shall be prepared and signed by (or on behalf of) the parties. Otherwise, each Party may take such actions and assert such rights, remedies and defenses as may then be available to it under contract or Applicable Law.
9.8 Tax Treatment. Unless otherwise required by Applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party will take any position inconsistent with such characterization.
9.9 No Right of Contribution. The Sellers will have no right to seek contribution from Buyer or the Company with respect to all or any part of any Seller’s indemnification obligations under this Section 9.
9.10 Set-off. Either party may set off any amounts payable to the other parties under this Agreement against any amounts payable to such party under this Agreement, if any.
9.11 Exclusive Remedy. Except as otherwise expressly provided in this Agreement (including Section 9.14) and except for fraud or willful misconduct, the remedies provided for in this Section 9 will be the sole and exclusive remedies of the parties hereto and their Affiliates and their respective shareholders, trustees, officers, directors, employees, agents, representatives, successors and assigns for any Claim under this Agreement; provided, however, that the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies.
9.12 No Waiver. The provisions in this Section 9 do not (a) waive or affect any Claim for fraud or willful misconduct to which any party may be entitled, or will relieve or limit the liability of any party from any liability arising out of or resulting from fraud or willful misconduct, in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein and (b) waive or affect any equitable remedies or rights to setoff or recoupment to which any party may be entitled.

9.13 Insurance. If any Loss related to a Claim by a Buyer Party is covered by one or more third party insurance policies held by the Company or a Buyer Party and the Company or Buyer Party actually receives a full or partial recovery under such insurance policies, the Buyer Party shall not be entitled to recover from the Sellers (and shall refund amounts received from the Sellers up to the amount of indemnification actually received from the Sellers) with respect to such Loss to the extent the Company or a Buyer Party receives any insurance payment under such third party insurance with respect to such Loss (net of (a) any costs of collecting such insurance payment, including the amount of any co-payment or deductible, (b) an amount equal to the amount of Loss for which indemnification was not received by a Buyer Party and (c) that portion of any premium increase in the next policy period of the applicable insurance policy or replacement insurance policy that results directly from the assertion of such claim, as determined by correspondence from the insurance carrier or insurance broker to a Buyer Party, a copy which shall have been provided to the Sellers). Except as set forth in the next sentence, nothing in this Section 9.13 shall require any Buyer Party to seek recovery under any insurance policy. The parties agree that if the applicable insurance policy is a Company policy in existence prior to the Closing, then the applicable Buyer Party shall use commercially reasonable efforts to seek recovery under such policy, provided, however, that no Buyer Party shall be required hereunder to commence or engage in litigation against any insurance carrier. No Buyer Party shall be required to maintain any Company policy in existence after the Closing.
9.14 Recovery from the Escrow Funds. Indemnification payments, if any, required to be made by the Sellers with respect to Claims for indemnification pursuant to Sections 9.2(a) or 9.3 shall be first asserted against the Escrow Funds attributable to the Escrow Indemnity Amount then remaining in the Escrow Account pursuant to the Escrow Agreement before any payment is sought from any individual Seller. Such Escrow Funds shall not be the sole or exclusive source or recovery for the Buyer Parties for amounts owing them pursuant to this Article 9.
10. POST CLOSING MATTERS. Following the Closing Date, the parties agree as follows:
10.1 Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 9 hereof).
10.2 Transition. Neither any Seller nor the Company will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each Seller will refer all customer inquiries relating to the business of the Company to the Company from and after the Closing.
10.3 Tax Matters.
(a) Periods Ending on or Before the Closing Date. The Sellers will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Any Tax Returns filed pursuant hereto must be consistent with prior Tax Returns of the Company. Buyer agrees that for purposes of preparing the Tax Returns for the periods ending on or prior to the Closing Date, the Company may carry forward losses from any pre-Closing period but not beyond the Closing Date. No later than twenty (20) days prior to filing, the Sellers will deliver or cause to be delivered to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer. Notwithstanding the foregoing sentence, if Buyer exercises its right under Section 1.3 to extend the date for delivery to the NWC Certificate to the Seller Representative, then the period set forth in the preceding sentence for delivery to Buyer of Tax Returns shall be reduced by a corresponding number of days. The Sellers will timely pay to the appropriate Taxing Authority any Taxes of the Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of Actual Net Working Capital. The costs, fees and expenses related to the preparation of such Tax Returns will be paid by the Sellers.

(b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of the Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company unless otherwise required by Applicable Law and file or cause to be filed any such Tax Returns. Buyer will permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by the Seller Representative unless otherwise required by Applicable Law. Any Taxes of the Company with respect to the portion of such period ending on the Closing Date, to the extent such Taxes were not included as a liability in the calculation of Actual Net Working Capital, will be paid in cash by all Sellers. The costs, fees and expenses related to the preparation of such Tax Returns will be paid by Buyer or the Company. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the Company unless otherwise required by Applicable Law.
(c) Conduct of Audits and Other Procedural Matters.
(i) Except as set forth in this subsection (c)(i) below, each party hereto will, at its own expense, control any audit or examination by any Governmental Authority, and have the exclusive right to initiate any Claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (“Tax Proceedings”) for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement; provided that a representative from the Seller Representative or Buyer, as applicable, shall have the right to be present (in person or telephonically) on all meetings with third parties related to any such Tax Proceeding if such Tax Proceeding relates to any pre-Closing period or relates to any period that begins before the Closing Date and ends after the Closing Date (hereafter, the “Straddle Period”). In the case of any Tax Proceedings relating to any Straddle Period, Buyer will control such Tax Proceedings and will consult in good faith with Seller Representative as to the conduct of such Tax Proceedings. In no event will the Seller Representative settle any Tax Proceeding relating to any Straddle Period in a manner which would adversely affect Buyer, without the prior written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed. In no event will the Buyer settle any Tax Proceeding relating to any Straddle Period in a manner which would adversely affect Sellers, without the prior written consent of the Seller Representative, which consent may not be unreasonably withheld, conditioned or delayed.

(ii) Each party hereto will, at the expense of the requesting party, execute or cause to be executed any IRS Form 2848 power of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Tax Proceedings that the requesting party controls.
(iii) Each party hereto will promptly forward to the other party all written notifications and other written communications, including if available the original envelope showing any postmark, from any Taxing Authority received by such party or its Affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its Affiliates is charged with payment or indemnification responsibility under this Agreement. Each indemnifying party will promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party, and will not enter into any closing agreement or final settlement with any Taxing Authority with respect to any such liability without the written consent of the indemnified parties, which consent may not be unreasonably withheld, unless such settlement would be reasonable in the case of a Person that owned the Company both before and after the Closing Date. The failure by a party to provide timely notice under this subsection will not relieve the other party from its indemnification obligations under this Agreement with respect to the subject matter of any notification not timely forwarded, except to the extent the other party is actually harmed thereby.
(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Agreement shall be paid by the Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such returns and other documentation.
(e) Cooperation on Tax Matters. The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section 10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f) Payment of Accrued Bonus and Pension Amounts. Buyer shall, on or before October 15, 2011, distribute to the Company employees the bonuses accrued on the Closing Balance Sheet, and shall, on or before November 15, 2011 make the pension payments accrued on the Closing Balance Sheet. If Buyer fails to timely make such payments and distributions and as a result of such failure the Sellers incur Taxes in excess of the Taxes that they would have paid had such payments and distributions been made on or before the dates stated above, Buyer will pay to Sellers the amount calculated by taking the difference between (i) the Taxes paid by the Sellers, and (ii) the amount of Taxes that would have been paid by the Sellers had such payments and distributions been made on or before the dates stated above.
10.4 Release and Covenant Not to Sue. Other than with respect to such Seller’s vacation, paid time off, accrued salary, pension (and any other accrued benefits) and reimbursement of expenses to the extent set forth on the Estimated Closing Date Balance Sheet, subject to and effective as of the Closing, each Seller hereby releases and discharges the Company from and against any and all Claims and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its Charter or Governing Documents, Contract or otherwise, and whether or not relating to Claims pending on, or asserted after, the Closing Date. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing or causing to be commenced, any Claim of any kind against the Company based upon any matter purported to be released hereby. Notwithstanding anything to the contrary contained herein, none of the Sellers releases, discharges or waives any Claim that he, she or it has, has ever had or may hereafter have against Buyer arising from or related to the Transaction Documents, and each of the Sellers hereby expressly reserves any such Claims against Buyer.
10.5 Accounts Receivable. If Buyer or the Company is indemnified with regard to a breach of the representations and warranties contained in Section 2.11 (Accounts Receivable) and the Company subsequently collects any such Account Receivable, then within five (5) business days after receipt of such Account Receivable, Buyer shall remit to the Seller the amount collected with regard to such Account Receivable less collection costs.
11. SELLER REPRESENTATIVE.
11.1 Appointment and Powers.
(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints William J. Johnson, Jr. as the true and lawful agent and attorney-in-fact of the Company and such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of the Company and such Seller under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Company and the Sellers, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including, but not limited to: (i) agree upon or compromise any matter related to the calculation of any adjustments, under this Agreement; (ii) direct the distribution of the Purchase Price; (iii) act for the Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Sellers any indemnification claim made by or against the Sellers, if any; (iv) act for the Sellers with respect to all post-Closing matters including pursuant to Section 9; (v) terminate, amend or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all the Sellers unless otherwise agreed by each of the Sellers who is subject to any disparate treatment of a potentially adverse nature; (vi) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Seller Representative and to rely on their advice and counsel; (vii) incur and pay out of the Purchase Price expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as the Seller Representative; (ix) receive all or any portion of the Purchase Price and to distribute the same to the Sellers pro rata in proportion to their Ownership Percentages; (x) sign any releases or other documents with respect to and dispute or remedy arising under the Transaction Documents; and (xi) do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.
(b) The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers hereunder appointing the Seller Representative in all matters referred to in this Agreement or any other Transaction Document to which it is a party. Each Seller appointing the Seller Representative hereby ratifies and confirms all that the Seller Representative will do or cause to be done by virtue of the Seller Representative’s appointment as representative of the Sellers. The Seller Representative will act for the Sellers appointing the Seller Representative on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers but the Seller Representative will not be responsible to the Sellers for any loss or damage that any of the Sellers may suffer by reason of the performance by the Seller Representative of such Representative’s duties under this Agreement and any other agreement appointing such Representative, other than loss or damage arising from fraud or willful misconduct in the performance of such Representative’s duties under this Agreement.
(c) Each of the Sellers appointing the Seller Representative hereunder hereby expressly acknowledges and agrees that the Seller Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among such Sellers, and that any Person will be entitled to rely on any and all action taken by the Seller Representative under this Agreement without liability to, or obligation to inquire of, any of the Sellers. If the Seller Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities as agent of the Sellers, then the Sellers shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Buyer in writing of the identity of such successor. Any such successor shall be appointed by the written consent of the Sellers who held a majority of the outstanding stock of Company immediately prior to the Closing and any successor so appointed shall become the “Seller Representative” for purposes of this Agreement. The Sellers appointing the Seller Representative do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of such Representative’s duties under this Agreement, except for any such liability arising out of the gross negligence or willful misconduct of the Seller Representative.

(d) The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but will be entitled to the payment from the Sellers of all his expenses incurred as the Seller Representative.
12. MISCELLANEOUS.
12.1 Certain Interpretive Matters. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Disclosure Schedules attached hereto) and have contributed to its revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement, (d) the terms and provisions of this Agreement will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement, (e) neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement; and (f) for the Company or Sellers to have made a document “available,” “provided” or “delivered” it to the Buyer, such document must have been uploaded to the Company’s electronic datasite at least two (2) days prior to the execution of this Agreement with advance or contemporaneous written notice having been provided by the Company to the Buyer.
12.2 Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, Buyer will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees with which it has contracted, and the Company and the Sellers will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees with which any of them have contracted, for periods on or before the Closing Date in accordance with Section 1.2(b). The Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any related broker’s or finder’s fees with which either of them have contracted, subject to the provisions of this Agreement. The Sellers will pay all applicable Taxes, if any, which are due as a result of the transfer of the Shares.

12.3 Amendment; Benefit and Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the parties hereto. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Sellers and the Seller Representative acknowledge and agree that Buyer may merge with another business entity after Closing, and any successor business entity will have all of the rights and remedies of Buyer hereunder. This Agreement (and the parties respective rights hereunder) may not be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer may assign all or any portion of this Agreement to any of its Affiliates, provided that Buyer will remain obligated for the payment of the Purchase Price and the performance of this Agreement.
12.4 Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:
(i) if to Seller Representative or any Seller:
William J. Johnson, Jr.
PO Box 5787
Fredericksburg, VA 22403
E-mail: insysco@comcast.net and dianaatthelake@comcast.net
with a copy to
McCarthy, Sweeney & Harkaway, P.C.
1825 K Street NW, Suite 00
Washington, D.C. 20006
Attention: Susan J. King
Fax: 202-775-5574
E-mail: sking@mshpc.com
(ii) if to Buyer (or the Company after the Closing):
GTSI Corp.
2553 Dulles View Drive
Suite 100
Herndon, Virginia 20171
Attention: General Counsel
Fax: (703) 222-5217
E-mail: Legal@gtsi.com
with a copy to
Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia 22102
Attention: William Mutryn and Marisa Terrenzi
Facsimile: (703) 720-8610,
e-mail: william.mutryn@hklaw.com and marisa.terrenzi@hklaw.com

Notices will be deemed given on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. All Notices sent in a manner described in the preceding sentence must also be sent via electronic mail, if an address for the recipient exists. Notices delivered via facsimile or electronic mail will be deemed given when actually received by the recipient, provided that by no later than two (2) days thereafter such notice is confirmed in writing and sent via one of the methods described in the first sentence of this paragraph. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.
12.5 Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.
12.6 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement), and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties or their respective Affiliates (written or oral) with respect to the subject matter hereof, including that certain Letter of Intent and Exclusivity Agreement, dated May 26, 2011, by and among Buyer, the Company and certain Sellers and that certain Confidentiality Agreement, dated February 24, 2011, by and among Buyer, the Company and Sellers.
12.7 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile or e-mail in PDF format, each of which will be as fully binding as an original document.
12.8 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of Applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.

12.9 Choice of Law; Venue. This Agreement and each of the other Transaction Documents is to be construed and governed by the Laws of Virginia (without giving effect to principles of conflicts of laws). Each of Buyer, the Company and each Seller irrevocably agree that any Claim arising out of or in connection with this Agreement or any of the other Transaction Documents may be brought in any state or federal court located in or serving Fairfax County, Virginia (or in any court in which appeal from such courts may be taken).
12.10 Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.
12.11 No Third Party Beneficiaries. Except with respect to indemnity Claims of the Seller Parties and the Buyer Parties, this Agreement will not confer any rights, benefits or remedies upon any Person other than the parties hereto and their respective successors and assigns.
12.12 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section of this Agreement as set forth below adjacent to such terms:

Term	Section of the Agreement Where Defined

“Actual Net Working Capital”	Section 1.4
“Agreement”	Preamble to the Agreement
“Anti-Kickback Act”	Section 2.30(i)
“Bank Account”	Section 2.31
“Basket Amount”	Section 9.5(a)
“Benefit Plans”	Section 2.19(a)
“Buyer”	Preamble to the Agreement
“Buyer Parties”	Section 9.2(a)
“Buyer Retirement Plan”	Section 5.6(b)
“Closing”	Section 1.2(a)
“Closing Date”	Section 1.2(a)
“Closing Payment”	Section 1.1
“Common Stock”	Recitals to the Agreement
“Company”	Preamble to the Agreement
“Company Legacy Employees”	Section 5.6(b)
“Control”	definition of Affiliate
“Copyrights”	definition of Intellectual Property
“Current Government Contracts”	Section 2.30(a)(i)
“Customs Laws”	Section 2.30(j)(iii)
“DCAA Reserve”	Section 1.6
“Delayed Release Amount”	Section 1.8(d)
“Determination”	definition of Dispute Resolution Procedure

Term	Section of the Agreement Where Defined

“Effective Time”	Section 1.2(a)
“ERISA”	Section 2.19(m)
“Estimated Net Working Capital”	Section 1.2(c)
“Estimated Closing Date Balance Sheet”	Section 1.2(c)
“Estimated Working Capital Deficit”	Section 1.2(d)
“Estimated Working Capital Excess”	Section 1.2(d)
“Facility Security Clearances”	Section 2.30(g)
“FCPA”	Section 2.30(i)
“Financial Statements”	Section 2.15(a)
“First Scheduled Release Date”	Section 1.8(c)
“Flow of Funds Memorandum”	Section 1.2(c)
“Government Audit Straddle Period”	Section 9.3(b)
“Government Furnished Items”	Section 2.30(f)(ii)
“IP Licenses”	Section 2.12(a)
“Leased Premises”	Section 2.22
“Leases”	Section 2.22
“Liability” and “Liabilities”	Section 2.16
“Listing”	Section 2.30(d)(i)
“Notices”	Section 13.4
“NWC Certificate”	Section 1.3
“Objection Notice”	Section 1.3
“OCI”	Section 2.30(b)(iii)(J)
“Overbilling Reserve”	Schedule 9.3(e)
“Patents”	definition of Intellectual Property
“Post-Closing Bonuses”	Section 1.9(b)
“Preferred Bidder Status”	Section 2.30(a)(v)
“PTO Policy”	Section 5.6(e)
“Purchase Price”	Section 1.1
“Second Scheduled Release Date”	Section 1.8(d)
“Section 409A Plan”	Section 2.19(l)
“Security Clearances”	Section 2.30(g)
“Sellers”	Preamble to the Agreement
“Seller Parties”	Section 9.1
“Seller Representative”	Preamble to the Agreement
“Shares”	Recitals to the Agreement
“Software”	definition of Intellectual Property
“Statement Date”	Section 2.15(a)
“Straddle Period”	Section 10.3(c)(i)
“Tax Proceedings”	Section 10.3(c)(i)
“Tax Sharing Agreements”	Section 2.17(g)
“Trademarks”	definition of Intellectual Property
“Trade Secrets”	definition of Intellectual Property
“Transaction Payments”	Section 2.33

12.13 Defined Terms. As used in the Agreement, the following terms will have the respective meanings set forth below:
“Accounting Firm” means Grant Thornton LLP, or such other recognized accounting firm with expertise in government contracts mutually agreed upon by Buyer and the Seller Representative, or otherwise selected by the American Arbitration Association; provided, however, that the Accounting Firm may not have, or have had in the last three (3) years, a business relationship with any of the Sellers, the Company or Buyer. If Grant Thornton LLP is unable to serve as the Accounting Firm and Buyer and the Seller Representative have failed to reach agreement on an Accounting Firm within ten (10) calendar days following the termination of the twenty (20) calendar-day period referred to in Section 1.3, then the parties will jointly engage the American Arbitration Association to select the Accounting Firm, in accordance with the procedures of the American Arbitration Association to make such election.
“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” has the meaning set forth in Section 1504(a) of the Code.
“Agent” means, as to any Person, such Person’s Affiliates and its and their directors, managers, officers, principals, employees, agents, advisors (including financial advisors, counsel and accountants), financing sources and direct and indirect controlling persons.
“Applicable Law” means with respect to any Person, a Law applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).
“Assets” means all Cash, Personal Property and real property of the Company, all Contracts, Leases to which the Company is a party, all Permits held by the Company, all Intellectual Property of the Company, and all other assets of the Company.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Herndon, VA are open for the general transaction of business.
“Cash” means the aggregate amount of cash and cash equivalents held as of the Closing Date in the Bank Accounts, including money market accounts, of the Company. For the sake of clarity, “Cash” will be reduced by the aggregate balance of all outstanding checks or other debit instruments written against such accounts for the purposes hereof.
“Charter” means such Person’s Articles or Certificate of Incorporation, Organization or Formation, or their equivalent, and all amendments thereto.
“Claim” means any claim, action, litigation, inquiry, proceeding (arbitral, administrative, legal or otherwise, including any informal proceeding), cause of action, audit, suit, settlement, stipulation, hearing, investigation, charge, complaint, demand or similar matter.

“Closing Balance Sheet” means the balance sheet for the Company as of the close of business on the Closing Date, as finally determined and in the form used for the purposes of determining Actual Net Working Capital under Sections 1.3 through and including 1.6.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means any information concerning the business and affairs of the Company, or the Assets, that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), including those to which the Company, as applicable, is a party or which are binding upon Company or the Assets and which are in effect on the date hereof or as of the Closing Date as well as those listed on Schedule 2.13(a), Schedule 2.22(a) or Schedule 2.30(a)(i).
“DCAA” means the Defense Contract Audit Agency of the United States Government.
“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) any deficit balance in Cash, (c) (c) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (d) all obligations of such Person issued or assumed for deferred purchase price payments, (e) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (f) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (i) all obligations of such Person or another Person secured by a Lien on any asset of such first Person, whether or not such obligation is assumed by such first Person, (j) any prepayment fees or other fees, costs or expenses associated with payment of any Debt and (k) any guaranty of any Debt of any other Person.
“Disclosure Schedules” means the disclosure schedules to the Agreement which are delivered by the Company to Buyer concurrently with the execution of this Agreement.

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute are referred by either Buyer or the Seller Representative for determination as promptly as practicable to the Accounting Firm, which will be jointly engaged by Buyer, on the one hand, and the Seller Representative, on the other hand, pursuant to an engagement letter in customary form which each of Buyer and the Seller Representative must execute. The Accounting Firm must prescribe procedures for resolving the disputed items and in all events must make a written determination, with respect to such disputed items only (e.g., in connection with Section 1.3, whether and to what extent, if any, the calculations of the Net Working Capital at the Closing require adjustment based on the terms and conditions of the Agreement (a “Determination”)). The Determination must be based solely on presentations with respect to such disputed items by Buyer and the Seller Representative to the Accounting Firm and not on the Accounting Firm’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Accounting Firm by Buyer or the Seller Representative in connection with such presentations and any materials delivered to the Accounting Firm in response to requests by the Accounting Firm. Each of Buyer and the Seller Representative will use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Accounting Firm of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Accounting Firm. Buyer and the Seller Representative must instruct the Accounting Firm to deliver the Determination to Buyer and the Seller Representative no later than thirty (30) calendar days following the date on which the disputed items are referred to the Accounting Firm. In deciding any matter, the Accounting Firm (i) may only assign values to items in dispute and such values must be the same as or between the values asserted by Buyer and by the Seller Representative, and (ii) will be bound by the express terms, conditions and covenants set forth in the Agreement, including the provisions of Section 1.3 and the definitions contained herein. The Accounting Firm may consider only those items and amounts in Buyer’s written notices or the Seller Representative’s written responses that Buyer and the Seller Representative were unable to resolve. In the absence of fraud or manifest error, the Determination will be conclusive and binding upon the parties hereto. It is the intent of the parties hereto that the process set forth in this definition of “Dispute Resolution Procedure” and the activities of the Accounting Firm in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, but without limitation, rules with respect to procedures and discovery). All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Accounting Firm) incurred in connection with such dispute will be borne by the parties based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties. By way of example and not by way of limitation, if the Seller Representative seeks a $70,000 upward adjustment to Net Working Capital and the Accounting Firm determines that there should be a $40,000 upward adjustment, then the Sellers will be responsible for three-sevenths (3/7th) of the fees and expenses and Buyer will be responsible for four-sevenths (4/7th) of the fees and expenses.
“Environmental Condition” means the presence of any Hazardous Materials, including without limitation any pollution, contamination or damage to natural resources or the environment, caused by or relating to the use, manufacture, production, importation, refinement, processing, emission, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by the Company or any other Person. With respect to Claims by employees or other third parties, Environmental Condition will also include the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws, Permits and governmental agreements relating to pollution or protection of human health, safety or the environment, including Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface, and subsurface strata) or otherwise relating to the use, manufacture, production, importation, refinement, processing, emission, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials. Environmental Laws include any Laws relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures.
“Environmental Noncompliance” means any violation of any Environmental Law.
“Escrow Agent” means SunTrust Bank.
“Escrow Agreement” means that certain Escrow Agreement by and among Escrow Agent, Seller Representative and Buyer in the form attached hereto as Exhibit A.
“Escrow Amount” means Two Million One Hundred Thousand Dollars ($2,100,000), which is the sum of the Escrow Indemnity Amount and the Escrow Bonus Amount.
“Escrow Bonus Amount” means $600,000 to fund Post-Closing Bonuses to be paid to employees of the Company in accordance with Schedule 1.9(b).
“Escrow Bonus Funds” means the amount held in the Escrow Account attributable to the Escrow Bonus Amount, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.
“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.
“Escrow Indemnity Amount” means One Million Five Hundred Thousand Dollars ($1,500,000).
“Escrow Indemnity Funds” means the amount held in the Escrow Account attributable to the Escrow Indemnity Amount, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.
“FAR” means the Federal Acquisition Regulation.

“Fundamental Representations” means the representations and warranties made in Section 2.1 (Organization), Section 2.2 (Authorization), Section 2.3 (Ownership Percentages), Section 2.4 (Capitalization), Section 2.5 (Binding Agreement), Section 2.9 (Title to Assets), Section 3.1 (Authorization), Section 3.2 (Binding Agreement) and Section 3.3 (Title).
“GAAP” means generally accepted accounting principles as in effect in the United States of America on the date of the Agreement, as consistently applied by the Company (to the extent consistent with such principles).
“Governing Documents” means such Person’s bylaws, partnership agreement, limited liability company/operating agreement, or any organizational or other constituent document, as applicable, each as amended.
“Government Bid” means any outstanding bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company, which is intended by the Company to result in a Government Contract. A Government Bid (a) includes but is not limited to any bid, proposal, offer or quote made by the Company that has been received or accepted by the offeree or other recipient but has not resulted in a Government Contract prior to the Closing Date, but (b) does not include any bid, proposal, offer or quote made by the Company that has resulted in a Government Contract prior to the Closing Date.
“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement which references any FAR provision, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, contract awarded under the Federal Supply Schedule program, purchase order, task order or delivery order or other Contract or similar arrangement of any kind, between the Company and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above.
“Government Vendor Subcontract” means a Contract between the Company and another Person to supply supplies or services to the Company to be used in performing a Government Contract.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, agency or administration, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.
“Hazardous Materials” means any waste, gas, liquid, or other substance or material that is designated, listed or defined as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of liability or responsibility, under any Environmental Law, including petroleum products, petroleum byproducts, petroleum breakdown products, waste oil, crude oil, urea formaldehyde, polychlorinated biphenyls or asbestos.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof (collectively, “Trademarks”); (c) works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights (collectively, “Copyrights”); (d) trade secrets and other confidential or proprietary business information, including concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings, methods, know-how, data, formulas, compositions, and methods, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”); (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto related to the Company’s business(es); (f) computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases (“Software”); (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means (a) in the case of the Company with respect to a particular fact or matter, (i) the actual knowledge of such fact or matter of any individual listed on Schedule KP after reasonable inquiry, and (ii) such knowledge of such fact or matter as any such individual would reasonably be expected to have in the course of performing his or her respective responsibilities on behalf of the Company, and (b) in the case of any other Person with respect to a particular fact or matter, the actual knowledge of such Person if an individual, or the officers and directors of such Person if an entity.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, claims, interference, restrictions of any nature, and other encumbrances on or ownership interests in the Assets, as applicable.

“Loss” means any and all losses, damages, dues, penalties, interest, fines, costs, amounts paid in settlement, judgments, Liabilities, Taxes, costs of investigation, expenses and fees (including court costs and reasonable attorneys’ or other professionals’ fees and expenses); provided, that Losses shall only include punitive damages (sometimes referred to as exemplary damages) to the extent such punitive damages result from a third party claim.
“Material Adverse Effect” means, with respect to any Person means, individually or together with other adverse effects, any material adverse effect on or material adverse change to or that would reasonably be expected to have a material adverse effect on: (a) the assets, business, condition (financial or otherwise), or operating results of such Person taken as a whole, but “Material Adverse Effect” shall not include any effect, event, change, circumstance, development or other matter arising out of or resulting from: (i) changes or effects that generally affect the industry and (ii) changes in securities markets or general economic, regulatory or political conditions in the United States (including, without limitation, terrorism or the escalation of any war, whether declared or undeclared or other hostilities), in each case, so long as any of the items described in clauses (i) and (ii) does not disproportionately affect the Company or its business, or (b) the right or ability of such Person to consummate the transactions contemplated hereby within the time periods contemplated hereunder.
“Net Working Capital” means the difference (whether positive or negative) of (a) the current assets of the Company as of the Closing Date, minus (b) the current liabilities of the Company as of the Closing Date, in each case as determined in accordance with GAAP on a basis consistent with past practice but only to the extent consistent with GAAP; provided, however, that, for purposes of this definition of “Net Working Capital,” whether or not the following is consistent with GAAP, in each case without duplication:
(i) “current assets” excludes (A) any receivable from any Seller or any Affiliate of a Seller, (B) intangible assets, and (C) any deferred or other Tax assets;
(ii) “liabilities” includes (A) the amount of any bonuses or severance payable on or after the Closing (including any and all retention bonuses) or other bonuses payable upon or after a change in control of the Company, including the Company’s share of any withholdings on such amounts (other than the Post-Closing Bonuses payable to employees pursuant to Schedule 1.9(b)) (B) all liabilities for accrued or deferred Taxes, (C) balance sheet reserves required under GAAP, including reserves for billings in excess of revenues, (D) reserves required or accrued for 401(k) or pension plan withholdings, (E) all Debt (whether classified as long term or short term) that is not discharged at the Closing pursuant to Section 1.2(b)(ii), (F) all accounts payable, (G) reserves or accruals for amounts of paid-time off accrued by Company employees in excess of 100 hours to the extent not paid by the Company prior to Closing; and (H) reserves for billings in excess of provisional rates in accordance with GAAP, including the Overbilling Reserve; and
(iii) “liabilities” excludes (A) Seller Expenses that are paid at or prior to the Closing pursuant to Section 1.2(b)(i), (B) all Debt (whether classified as long term or short term) that is discharged at the Closing pursuant to Section 1.2(b)(ii), and (C) the Post-Closing Bonuses paid, or payable, to employees pursuant to Schedule 1.9(b).

“Options” means options, warrants, convertible securities (including convertible promissory notes) or other rights to subscribe for or purchase any equity securities or other equity interests of the Company, or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of the Company.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; and (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other separate or special authorization of any nature. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the Company.
“Ownership Percentage” means a fraction (shown as a percentage), the numerator of which is the amount of Shares held by a Seller immediately prior to the Closing, and the denominator of which is the amount of Shares held by all Sellers immediately prior to the Closing.
“Permit” means any federal, state, local or foreign permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available to the Company, as applicable, by or under the authority of any Governmental Authority or other Person.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens of landlords on personal property pursuant located on Leased Premises, (c) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable.
“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.
“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property which are owned, used or leased by the Company and used or useful in the conduct of the Company’s business or the operations of the Company’s business or intended by the Company for use in connection with the Company’s business or the operations of the Company’s business, including the Personal Property identified on Schedule 2.10.
“Previously Acquired Entities” means some or all of the equity securities of any Person, or a material amount of assets of any Person, acquired by the Company at any time in the past five (5) years.

“Regulations” means the United States treasury regulations promulgated under the Code.
“Response Action Contractor” means a Person that holds a response action contract to provide professional architect/engineering services to the U.S. Environmental Protection Agency to support response planning and oversight of activities under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reorganization Act of 1986.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Expenses” means the aggregate of (i) all fees and expenses payable by the Company or the Sellers in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants plus (ii) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative and filing fees (including notary fees) arising in connection with the consummation of the transaction contemplated by the Agreement and payable by or on behalf of the Company or the Sellers.
“Spread” means the difference, expressed as a positive number, between the amount of the Actual Net Working Capital and the Estimated Net Working Capital.
“Statutory Representations” means the representations and warranties made in Section 2.17 (Tax Matters), Section 2.19 (Employee Benefit Plans; ERISA) and Section 2.21 (Environmental Matters).
“Subsidiary” means, as to any Person, a corporation of which such Person directly or indirectly owns securities or other equity interests representing a majority of the aggregate voting power. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.
“Target Working Capital” means One Million Eight Hundred Thousand Dollars ($1,800,000).
“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, declaration, report, Claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of the Company or any Affiliates of the Company, other than the Sellers, or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.
“Trade Compliance Laws” means any requirement of Law relating to the regulation of exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services.
“Transaction Documents” means the Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to the Agreement.
(SIGNATURE PAGES FOLLOW.)

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

GTSI Corp.

By:

Name:
Title:

COMPANY:

Information Systems Consulting Group, Inc.

By:

Name:
Title:

SELLER REPRESENTATIVE:

William J. Johnson, Jr.
(Sellers’ signatures appear on following page.)
{Signature page to Stock Purchase Agreement}

SELLERS:

Diana M. Johnson

William J. Johnson, Jr.

Danielle M. Johnson

Ariana A. Ayu

Kerry L. Johnson
{Signature page to Stock Purchase Agreement}